Registration No. ______________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA KANGTAI CACTUS BIO-TECH INC.
(Name of small business issuer in its charter)

Nevada	87-0650263
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

CHINA KANGTAI CACTUS BIO-TECH INC.	CSC Services of Nevada, Inc.
No. 99 Taibei Road, Limin Economy and	502 East John Street, Suite E
Technology Developing District	Carson City, Nevada 89706
Harbin, P.R.C. 150025	(775) 882-3072
451-57351189 ext 126
(Address and telephone number of registrant’s executive office)	(Name, address and telephone number of agent for service)
Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box.[  ]

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CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	3,700,000	$0.81	$2,997,000	$320.98

[1]    Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

CHINA KANGTAI CACTUS BIO-TECH INC.
3,700,000 Shares of Common Stock

This prospectus relates to the sale of our common stock by certain selling shareholders. The selling shareholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

We will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholders.

Our common stock is traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol “CKGT.” On November 20, 2006, the closing bid price of our common stock was $0.83.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________________.

SUMMARY OF OUR OFFERING

Our business

We are principally engaged in the production, research and development, sales and marketing of products derived from cacti. Our product lines include cactus nutriceuticals, cactus nutritional food and drinks.

We have established over 500 acres of cactus-farming bases in the Hainan, Guangdong and Heilongjiang Provinces of China. We predominantly grow three species of cacti which are Mexican Pyramid, Mexican Milpa-Alta and Mexican Queen. Mexican Pyramid and Queen cacti are used for cactus fruit drinks and nutriceutical products; Mexican Milpa-Alta is mainly used for cactus nutritional food products. Our annual production capability of cactus fruit and edible cactus is 260 tons and 80,000 tons respectively. Most of the cactus fruits are processed into cactus fruit juice, which is the raw material for cactus nutritional drinks. Most of the harvested edible cacti are processed into dry powers, which are raw materials for cactus nutriceuticals.

On March 10, 2004, we entered into co-operative processing agreements with Shandong Tsingtao Beer Inc. Acheng Branch and Harbin Ice Lantern Noodle Factory. On March 10, 2006, we renewed these contracts. Pursuant to these contracts, we provide raw materials, quality control guidelines and technical support while the processors (Shandong Tsingtao Beer Inc. Acheng Branch and Harbin Ice Lantern Noodle Factory) provide other materials, processing facilities and labor. We inspect all of the final products.

Also, we have entered into co-operative production agreements with two nutriceutical producers, Harbin Diwang Pharmacy Co. Ltd. (a GMP certified processor) and Harbin Bin County HuaLan Dairy Factory. Pursuant to these contracts, we provides raw materials, technical support and quality control guidelines while the processors (Harbin Diwang Pharmacy Co. Ltd. (a GMP certified processor) and Harbin Bin County HuaLan Dairy Factory) provide labor and production facilities.

Our principal executive office is located at No. 99 Taibei Road, Limin Economy and Technology Developing District, Harbin, P.R.C. 150025, our telephone number is (86) 451-57351189 ext 126 and our registered agent for service of process is CSC Services of Nevada, Inc., 502 East John Street, Suite E, Carson City, Nevada 89706. Our fiscal year end is December 31.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	3,700,000 shares of common stock
Offering price per share	At the market
Net proceeds to us	None
Number of shares outstanding before the offering	17,739,625
Number of shares outstanding after the offering if all of the shares are sold	17,739,625

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

			Inception
	Nine Months Ended	Year Ended	(March 16, 2000)
	September 30, 2006	December 31, 2005	to December 31, 2005
	(Unaudited)	(Audited)	(Audited)

Balance Sheet
Total Assets	$15,955,236	$12,202,754	$11,505,963
Total Liabilities	$1,055,917	$1,329,179	$1,838,960
Stockholders Equity	$14,899,319	$10,873,575	$9,667,003
			Inception
	Nine Months Ended	Year Ended	(March 16, 2000)
	September 30, 2006	December 31, 2005	to December 31, 2005
	(Unaudited)	(Audited)	(Audited)

Income Statement
Net Sales	$4,203,998	$8,002,738	$6,447,510
Total Expenses	$3,119,044	$7,207,247	$5,121,798
Net Income	$1,084,954	$795,491	$1,325,802

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Factors Relating to Our Company and Our Business

1.   We are a developing Company and our prospects must be considered in light of our short operating history and our shortage of working capital.

We are a developing company with a very short operating history, having been incorporated in March 2000. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by developing companies, including dealing with a shortage of necessary funds in the competitive marketplace in which the cacti development business is carried on, as well as the many risks commonly anticipated or experienced by mature companies. Our ability to operate as a going concern and to achieve profitable operations will be dependent on such factors as the success of our business model and marketing strategy, market penetration of existing products, competition, future brand additions, continued development of distribution relationships and the availability of financing. No assurance can be given that, we will be able successfully to develop our business under the foregoing conditions.

2.   Our strategy depends on our relationships with other our co-operative processing agreements for product development, research facilities, distilling facilities, bottling, distribution and low-cost marketing.

Because of these relationships, we do not expect to invest heavily in fixed assets or factories. Of particular importance to us is our relationship with co-operative processing producers who provide labor and production pursuant to our specifications. We will need to maintain and develop relationships with additional manufactures as we add products to our product mix. It is vital to our success that our producers deliver high quality products to us with favorable pricing terms. There can be no assurance, however, that we will be able to develop and maintain relationships which provide us the services and facilities we require. In such case, we may be forced to change our strategy, which could have a material adverse effect on the results of our operations.

3.   We may not be able to acquire and successfully integrate additional products in the future.

We have grown our business primarily through acquisitions of brands and we expect to acquire additional brands in the future. There can be no assurance that we will be able to acquire additional products or assimilate all of the products we do acquire into our business or product mix. Acquisitions can be accompanied by risks such as potential exposure to unknown liabilities relating to the acquired product. We have entered into, and may continue to enter into, joint ventures, which may also carry risks of liability to third parties.

4.   We rely heavily on our reliable independent distributors, and this could affect our ability to efficiently and profitably distribute and market our products, and maintain our existing markets and expand our business into other geographic markets.

Our ability to establish a market for our unique brands and products in new geographic distribution areas, as well as maintain and expand our existing markets, is dependent on our ability to establish and maintain successful relationships with our developing independent distributors strategically positioned to serve those areas. Many of our distributors sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products may represent a small portion of their business. To the extent that our distributors are distracted from selling our products or do not expend sufficient efforts in managing and selling our products, our sales will be adversely affected. Our ability to maintain our distribution network and attract additional distributors will depend on a number of factors, many of which are outside our control. Some of these factors include:

*	the level of demand for our brands and products in a particular distribution area,

*	our ability to price our products at levels competitive with those offered by competing products, and

*	our ability to deliver products in the quantity and at the time ordered by distributors.

We cannot ensure that we will be able to meet all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our distributors in that particular geographic area, thus limiting our ability to expand our market, which will likely adversely effect our revenues and financial results.

5.   We generally do not have long-term agreements with our distributors, and we expend significant time and incur significant expense in attracting and maintaining key distributors.

Our marketing and sales strategy presently, and in the future, will rely on the performance of our independent distributors and our ability to attract additional distributors. We have entered into written agreements with certain of our distributors for varying terms and duration; however, most of our distribution relationships are informal (based solely on purchase orders) and are terminable by either party at will. We currently do not have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments from many of our distributors. In addition, despite the terms of the written agreements with many of our significant distributors, we have no assurance as to the level of performance under those agreements, or that those agreements will not be terminated. There is also no assurance that we will be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we will have to incur significant expenses to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets. We may not have sufficient working capital to allow us to do so.

6.   Because our distributors are not required to place minimum orders with us, we need to carefully manage our inventory levels, and it is difficult to predict the timing and amount of our sales.

Our independent distributors are not required to place minimum monthly, quarterly or annual orders for our products. In order to reduce their inventory costs, independent distributors maintain low levels of inventory which, depending on the product and the distributor, range from 15 to 45 days of typical sales volume in the distribution area. Our independent distributors endeavor to order products from us in quantities, at such times, as will allow them to satisfy the demand for our products in the distribution area. Accordingly, there is no assurance as to the timing or quantity of purchases by any of our independent distributors or that any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. We endeavor to maintain inventory levels for each of our products sufficient to satisfy anticipated purchase orders for our products from our distributors which is difficult to estimate. Further, this places burdens on our working capital which has been limited since we began operations. As is customary in the contract packing industry for small companies, we are expected to arrange for our contract packing needs sufficiently in advance of anticipated requirements. To the extent demand for our products exceeds available inventory and the capacities available under our contract packing arrangements, or orders are not submitted on a timely basis, we will be unable to fulfill distributor orders on a timely basis. Conversely, we may produce more products than warranted by the actual demand, resulting in higher storage costs and the potential risk of inventory spoilage. Our failure to accurately predict and manage our contract packaging requirements may impair relationships with our independent distributors, which, in turn, would likely have a material adverse effect on our ability to maintain relationships with those distributors.

7.   The bankruptcy, cessation of operations, or decline in business of a significant distributor could adversely affect our revenues, and could result in increased costs in obtaining a replacement.

If a material number of primary distributors were to stop selling our products or decrease the number of cases purchased, our revenues and financial results could be adversely affected. There can be no assurance that, in the future, we will be successful in finding new or replacement distributors if any of our existing significant distributors discontinue our brands, cease operations, file for bankruptcy or terminate their relationship with us.

8.   We have not satisfied certain of our commitments under distribution agreements which if cancelled would have a material adverse effect on our business.

With certain exceptions, our rights to distribute our products are governed by distribution agreements which contain minimum sales per product targets that we have not satisfied to date. Therefore virtually all of our distribution contracts can be cancelled. We rely on our relationships with the parties who have granted us distribution rights rather than contractual protection. Cancellation of one or more of our distribution contracts would have a mutual adverse effect on our business.

9.   We need to effectively manage our growth and the execution of our business plan. Any failure to do so would negatively impact our results.

To manage operations effectively, we must improve our operational, financial and other management processes and systems. We have a small staff and our success also depends largely on our ability to maintain high levels of employee utilization, to manage our costs in general and general and administrative expense in particular, and otherwise to execute on our business plan. We need to cost-efficiently add new brands and products, develop and expand our distribution channels, and efficiently implement our business strategies. There are no assurances that we will be able to effectively and efficiently manage our growth. Any inability to do so, could increase our expenses and negatively impact our results of operations.

10.   The loss of key personnel would directly affect our efficiency and economic results.

We are dependent upon the creative skills and leadership of our founder, Jinjiang Wang, who serves as our president and chief executive officer, as well as upon Hong Bu, who chief financial officer, and upon the management, financial and operational skills of Chengzhi Wang, our general manager. The loss of the services of any of our officers could have a material adverse affect on our business and operations, including our ability to develop and execute a long-term, profitable business plan. Our management team consists of several key distribution, sales and financial personnel who have been recruited within the past several years. In order to manage and operate our business successfully in the future, it will be necessary to further strengthen our management team. The hiring of any additional executives will increase our compensation expense. Our strategy requires us to develop and maintain relationships with other firms.

11.   We have limited working capital and will need to raise additional capital in the future.

Our capital needs in the future will depend upon factors such as market acceptance of our products and any other new products we launch, the success of our independent distributors and our production, marketing and sales costs. None of these factors can be predicted with certainty. We will need substantial additional debt or equity financing in the future for which we currently have no commitments or arrangement. We cannot assure you that any additional financing, if required, will be available or, even if it is available that it will be on terms acceptable to us. If we raise additional funds by selling stock, the ownership of our existing shareholders will be diluted. Any inability to obtain required financing would have a material adverse effect on our business, results of operations and financial condition.

Certain Factors Relating to Our Industry

12.   We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers. In addition, our business depends on acceptance by our independent distributors of our brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors' existing beverage sales. Although we believe that we have been relatively successful towards establishing our brands as recognizable to date in both the alcoholic and non alcoholic beverage industry, it may be too early in the product life cycle of these brands to determine whether our products and brands will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers.

13.   Opposition from traditional alcoholic and non-alcoholic beverage manufacturers may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets.

The beverage industry is highly competitive. We compete with other beverage companies, most of which have significantly more sales and significantly more resources, not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by our distributors, all of whom also distribute other beverage brands. Our products compete with all beverages, most of which are marketed by companies with greater financial resources than what we have. Some of these competitors are or will likely in the future, place severe pressure on independent distributors not to carry competitive alternative brands such as ours. We also compete with regional beverage producers and "private label" suppliers. Increased competitor consolidations, market place competition, particularly among branded beverage products, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, or alternative distribution channels, we may be unable to achieve our financial targets. As a means of maintaining and expanding our distribution network, we intend to introduce product extensions and additional brands. There can be no assurance that we will be able to do so or that other companies will not be more successful in this regard over the long term. Competition, particularly from companies with greater financial and marketing resources than those available to us, could have a material adverse effect on our existing markets, as well as our ability to expand the market for our products.

14.   We compete in an industry characterized by rapid changes in consumer preferences, so our ability to continue developing new products to satisfy our consumers' changing preferences will determine our long-term success.

Our current market distribution and penetration may be limited with respect to the population as a whole to determine whether the brand has achieved initial consumer acceptance, and there can be no assurance that this acceptance will ultimately be achieved. In addition, customer preferences are also affected by factors other than taste, such as the recent media focus on obesity in youth. If we do not adjust to respond to these and other changes in customer preferences, our sales may be adversely affected.

15.   A decline in the consumption of alcohol could adversely affect our business.

There have been periods in history during which alcohol consumption declined substantially. A decline in alcohol consumption could occur in the future due to a variety of factors including: (i) a general decline in economic conditions, (ii) increased concern about health consequences and concerns about drinking and driving, (iii) a trend toward other beverages such as juices and water, (iv) increased activity of anti-alcohol consumer groups, and (v) increase federal, state or foreign excise taxes. A decline in the consumption of alcohol would likely negatively affect our business.

16.   We could be exposed to product liability claims for personal injury or possibly death.

Although we have product liability insurance in amounts we believe are adequate, we cannot assure that the coverage will be sufficient to cover any or all product liability claims. To the extent our product liability coverage is insufficient, a product liability claim would likely have a material adverse affect upon our financial condition. In addition, any product liability claim successfully brought against us may materially damage the reputation of our products, thus adversely affecting our ability to continue to market and sell that or other products.

17.   Our business is subject to many regulations and noncompliance is costly.

The production, marketing and sale of our alcoholic and non alcoholic beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, thus adversely affecting our financial conditions and operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we monitor developments in this area, our limited staff make it difficult for us to keep up to date and we have no way of anticipating whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

18.   The current U.S. economic uncertainty and international conflict, terrorism events all or individually may have an adverse impact on our sales and earnings, and our shipping costs have increased.

We cannot predict the impact of the current economic uncertainty in the United States, or the current international situation on current and future consumer demand for and sales of our products. In addition, recent volatility in the global oil markets has resulted in rising fuel and freight prices, which many shipping companies are passing on to their customers. Our shipping costs have increased over the past several months, and we expect these costs may continue to increase. Due to the price sensitivity of our products, we do not anticipate that we will be able to pass these increased costs on to our customers.

Certain Factors Related to Our Common Stock

19.   Because our Common Stock is considered a "penny stock," a shareholder may have difficulty selling shares in the secondary trading market.

In addition, our Common Stock is subject to certain rules and regulations relating to "penny stock" (generally defined as any equity security that is not quoted on the Nasdaq Stock Market and that has a price less than $5.00 per share, subject to certain exemptions). Broker-dealers who sell penny stocks are subject to certain "sales practice requirements" for sales in certain nonexempt transactions (i.e., sales to persons other than established customers and institutional "accredited investors"), including requiring delivery of a risk disclosure document relating to the penny stock market and monthly statements disclosing recent price information for the penny stock held in the account, and certain other restrictions. For as long as our Common Stock is subject to the rules on penny stocks, the market liquidity for such securities could be significantly limited. This lack of liquidity may also make it more difficult for us to raise capital in the future through sales of equity in the public or private markets.

20.   The price of our Common Stock may be volatile, and a shareholder's investment in our Common Stock could suffer a decline in value.

There could be significant volatility in the volume and market price of our Common Stock, and this volatility may continue in the future. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of "bid" and "ask" quotations and generally lower trading volume. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts or our failure to meet our or their projected financial and operating results, litigation involving us, general trends relating to the beverage industry, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control could have a significant impact on the future market price of our Common Stock and the relative volatility of such market price.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The offering price for the shares of common stock being sold by the selling shareholders will either be at a negotiated price between the selling shareholder and another party in a private transaction, or at the market price through a market maker. If the shares are sold through a market maker, the price paid by the market maker will be the inside bid price as set forth on the Bulletin Board operated by the National Association of Securities Dealers, Inc. The inside bid price is the highest price market makers are willing to pay for the shares of common stock. Market makers are broker/dealers who buy and sell our shares of common stock for their own account.

Since August 25, 2005, our common stock has traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol “CKGT.” Prior to that our stock traded under the symbol “INVE.” The following table lists the high and low bid price for our common stock as quoted, in U.S. dollars, by the Bulletin Board operated by the National Association of Securities Dealers, Inc. during each quarter since the common stock began trading. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions.

The following is a summary of our trading history since January 1, 2004:

Market for Common Stock

Year	Quarter Ended	High Bid	Low Bid

2006	September 30	$1.50	$0.80
	June 30	$1.70	$0.45
	March 31	$1.42	$0.40
2005	December 31	$1.90	$0.70
	September 30	$2.10	$0.02
	June 30	$0.03	$0.02
	March 31	$0.027	$0.026
2004	December 31	$0.16	$0.08
	September 30	$0.74	$0.09
	June 30	$1.36	$0.40
	March 31	$1.57	$1.01

Record Holders

As of July 18, 2006, there were approximately 102 shareholders of record holding a total of 17,739,625 shares of common stock. Further, the board of directors believes that the number of beneficial owners is substantially greater than the number of record holders because a portion of our outstanding common stock is held in broker “street names” for the benefit of individual investors.

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Dividends

We have not declared any cash dividends since inception and does not anticipate paying any dividends in the foreseeable future. The payment of dividends is within the discretion of the board of directors and will depend on our earnings, capital requirements, financial condition, and other relevant factors. There are no restrictions that currently limit our ability to pay dividends on our common stock other than those generally imposed by applicable state law.

Equity Compensation Plans

We have one equity compensation plan. It is the Stock Award Plan I. The plan provides for the issuance of stock on terms and conditions proscribed by our board of directors.

	Number of		Number of securities
	securities to be		remaining available for
	issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation
	outstanding	Outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected in
	and rights	and rights	column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans
approved by securityholders:	None	$0.00	None

Equity compensation plans [1]
not approved by securitiesholders	634,000	$1.55	None

[1] Issuable under the Stock Award Plan I at the discretion of our board of directors.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;

  short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
  broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale; and
  Any other method permitted pursuant to applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

Corporate History

We were initially incorporated as InvestNet,Inc. (“InvestNet”) on March16, 2000 under the laws of the State of Nevada. Prior to June 3, 2005, our operations consisted of real time software and IT solutions which we hold through our subsidiaries, Champion Agents Limited (which wholly owned DSI Computer Technology Company Limited) and Interchance Limited. Due to the fact that we were unable to generate sufficient cash flows from our operations, obtain funding to sustain operations nor reduce or stabilize expenses to the point where we could have realized a net positive cash flow, management and the board of directors determined that it was in our the best interests of our stockholders to seek a strategic alternative so that we could continue to operate. On May 13, 2005, InvestNet entered into a series of agreements to effect a “reverse merger transaction” via a share exchange and through the conversion of a convertible promissory note, as described below, with China Kangtai Cactus Bio-tech Company Limited (“BVI China Kangtai”), a British Virgin Islands (“BVI”) incorporated on November 26, 2004.

These documents included a Stock Purchase Agreement, pursuant to which InvestNet issued 30,000,000 shares to a stockholder of BVI China Kangtai for $300,000. Additionally, InvestNet entered into an Agreement and Plan of Reorganization, pursuant to which the stockholders of BVI China Kangtai exchanged 12% of BVI China Kangtai’s outstanding shares for 110,130,615 shares of InvestNet. Additionally, InvestNet issued a Convertible Promissory Note to BVI China Kangtai or its designees in the amount of $8,070,000 plus accrued interest at a rate of 5% per annum or convertible at the option of the holder(s) in the event that InvestNet effected a one for seventy reverse split of InvestNet’s common stock into the remaining 88% of the outstanding shares of BVI China Kangtai (the “Convertible Note”). We did effect a one for seventy reverse split of all of our outstanding shares of Common Stock and changed our name (to “China Kangtai Cactus Bio-Tech Inc.”) and trading symbol on the OTC Bulletin Board (to “CKGT”) on August 25, 2005. The holders of the Convertible Note converted the Convertible Note a day later on August 26, 2005 into 14,248,395 shares of our common stock. As the result of the share exchange and conversion of the Convertible Note, we completed a “reverse merger transaction” whereby InvestNet acquired 100% of BVI China Kangtai, which wholly owns Harbin Hainan Kangda Cacti Hygienical Foods Co., Ltd. (“Harbin Hainan Kangda”).

Harbin Hainan Kangda is presently our main operating subsidiary. Harbin Hainan Kangda is in the business of selling and producing cactus and cactus related products in the PRC as more fully described below. In connection with the “reverse merger transaction”, we completely sold all our real time software and IT solutions operations by selling all of the stock held by us in our prior wholly owned subsidiaries, Champion Agents Limited (which wholly owned DSI Computer Technology Company Limited) and Interchance Limited to V-Capital Limited, a Republic of Mauritius corporation which is controlled by a former director of InvestNet.

On June 3, 2005, in connection with our reorganization and the acquisition of BVI China Kangtai and its wholly owned subsidiary, Harbin Hainan Kangda, our executive officers and directors significantly changed. Specifically, Norman Koo resigned as a director, our chief executive officer and president, Terence Ho resigned as our director, chief financial officer, and treasurer; Vivian Szeto resigned as our director (however, Ms. Szeto’s resignation from our board of directors was contingent on completing our filing and mailing requirements of our Schedule14f-1 which occurred on July 22, 2005 and so, from June 3, 2005 to July 22, 2005 she served as our sole director) and secretary; Johnny Lu resigned as our director; and Mantin Lu resigned as our director.

In contemplation of the aforementioned resignations, also on June 3, 2005, our board of directors appointed in accordance with Section 3.04 of our bylaws, Jinjiang Wang, Chengzhi Wang, Hong Bu, Jiping Wang and Song Yang as members of our board of directors, subject to the fulfillment of the filing and mailing requirements, including the ten day waiting period of our Schedule14f-1 that was sent to all of our stockholders pursuant to section14(f)of the Securities Exchange Act of 1934 which occurred on July 22, 2005 and appointed the following officers to serve immediately: Jinjiang Wang, president; Chengzhi Wang, general manager; Hong Bu, chief financial officer and treasurer; Fengxi Lang, secretary; Changfu Wang, vice general manager; Zhimin Zhan, vice general manager; and Lixian Zhou, assistant general manager.

On July 20, 2005, InvestNet’s sole director, Vivian Szeto, and a majority of our stockholders unanimously approved and ratified a one for seventy reverse split (the “Reverse Split”) of our common stock and the amendment and restatement of our Articles of Incorporation to effect our name change from “InvestNet, Inc.” to “China Kangtai Cactus Bio-Tech Inc.” The Reverse Split became effective on August 25, 2005; 20 days after we sent an Information Statement to all of our stockholders and after the filing of the Amended and Restated Articles of Incorporation with the Secretary of State of Nevada. As a result of the Reverse Split, the number of issued and outstanding shares of our common stock, now named China Kangtai Cactus Bio-Tech Inc., was reduced from a total of 200,000,000 shares outstanding to 2,857,143 shares outstanding. A day after the Reverse Split on August 26, 2005, the Convertible Note was converted by its holders(s) into 14,248,395 shares of our common stock, which increased our total outstanding shares to 17,105,625 shares. Our trading symbol was changed by the OTC Bulletin Board Stock Market (“OTCBB”) to “CKGT” to better reflect our new name. We also changed our Web site to www.xrz.cn.

Description of Business

We are principally engaged in the production, research and development, sales and marketing of products derived from cacti. Company’s product lines include cactus nutriceuticals, cactus nutritional food and drinks.

We have established over 520 acres of cactus-farming bases in the Hainan, Guangdong and Heilongjiang Provinces of China. We predominantly grow three species of cacti which are Mexican Pyramid, Mexican Milpa-Alta and Mexican Queen. Mexican Pyramid and Queen cacti are used for cactus fruit drinks and nutriceutical products; Mexican Milpa-Alta is mainly used for cactus nutritional food products. Our annual production capability of cactus fruit and edible cactus is 250 tons and 78,000 tons respectively. Most of the cactus fruits are processed into cactus fruit juice, which is the raw material for cactus nutritional drinks. Most of the harvested edible cacti are processed into dry powers, which are raw materials for cactus nutriceuticals.

We entered into co-operative processing agreements with Shandong Tsingtao Beer Inc. Acheng Branch and Harbin Ice Lantern Noodle Factory dated March 10, 2004. We renewed the agreements on March 10, 2006. Pursuant to these contracts, we provide raw materials, quality control guidelines and technical support while the processors (Shandong Tsingtao Beer Inc. Acheng Branch and Harbin Ice Lantern Noodle Factory) provide other materials, processing facilities and labor. We inspect all of the final products.

Also, we entered into co-operative production agreements with two nutriceutical producers, Harbin Diwang Pharmacy Co. Ltd. (a GMP certified processor) and Harbin Bin County HuaLan Dairy Factory. Pursuant to these contracts, we provide raw materials, technical support and quality control guidelines while the processors (Harbin Diwang Pharmacy Co. Ltd. (a GMP certified processor) and Harbin Bin County HuaLan Dairy Factory) provide labor and production facilities.

Cacti have been proven to contain the following elements:

1.	Protein and amino acids;

2.	Organic fat;

3.	Carbohydrates;

4.	Vitamins;

5.	Microelements; and

6.	Organic acids.

Our nutriceutical products containing cactus extracts include Cactus Protein Nutrient, Cactus Calcium Peptide Soft Capsule, and Cactus Shuxin Capsule.

Cactus Protein Nutrient

Cactus Protein Nutrient is produced with Yu lotus, protein and agglomerate element. It has been proven to be effective on stomachaches, tardiness gastritis, digestibility canker and duodenum canker.

Cactus Calcium Peptide Soft Capsule

Cactus Calcium Peptide Soft Capsule is made of cactus, active albumen peptide of soybean and liquid calcium. It has the following characteristics:

A)	several nutritional components that can be easily absorbed; and

B)	it contains an albumen peptide of soybean which can enhance the absorption of calcium, phosphor and other mineral elements, consequently raising the calcium in the body and fighting fatigue.

Cactus Shuxin Capsule

Cactus Shuxin Capsule is made with cactus and haws extracts. It has been proven to have an effect on raising the flow capacity of coronary artery blood, alleviating drowsiness and improving red cell’s oxygen carrying capability.

We also entered co-operative production agreements on March10, 2004, which it also renewed contracts on March10, 2006, with Shandong Tsingtao Beer Inc. Acheng Branch, Harbin Subsidiary to jointly produce cactus beer. Pursuant to these agreements, we provide raw materials, recipes, technical support and quality control guidelines. Shandong Tsingtao Beer Inc. Acheng Branch provides labor and processing facilities and strictly follows our guidelines and instructions for production. We have has also established our own cactus beverage and fruit wine production facility. Our cactus drinks include cactus beer, cactus fruit wine (including the brand name, Overlord Scourge Flower Imperial Wine), cactus beverage and cactus fruit drink.

We have established a domestic distribution network including approximately 200 self-owned chain stores in Harbin, Beijing, Guangzhou and other cities in China. We also distribute through agents in Shenzhen, Dalian, Heilongjiang Province, Beijing, Hunan Province, and Hubei Province in China. We have signed a two-year distribution contact with Harbin Shengtai Pharmacy which will expire on December 31, 2006. Our revenue breakdown by region in China is as follows:

US$
Heilongjiang	$970,249
Jiling	$1,031,010
Liaoning	$1,128,961
Beijing	$8,55,599
Guangdong	$1,068,025
Chongqing	$961,631
Hunan	$948,022
Hubei	$1,039,241

Competition

The cactus product industry in China is not highly competitive, and no published data is available regarding our relative position in the markets in which we operate. Although no major competitor currently competes against us across our entire product line, competitive products are available from a number of different vendors offering features similar to those of our products. Our existing and potential competitors include companies having greater financial, marketing and technical resources than us. There can be no assurance that one or more of these competitors will not develop products that are equal or superior to our products markets. In addition, many of our potential clients have in-house capabilities to develop cactus products that can provide some or all of the functionality of our products.

We believes that there are distinguishing competitive factors in the selection of our cactus products. These include price/performance characteristics, marketing and sales expertise, product benefit and functions, and reliability and integration of cactus into a variety of other products. We believe that we competes favorably with regard to these factors.

One of our major competitive assets is that we offer quality assurance of our products from the raw material stage all the way to the final products stage.

We believe we are in compliance with all laws, rules, regulations and requirements that affect our business. Further, we believe that compliance with such laws, rules, regulations and requirements do not impose a material impediment on our ability to conduct business.

Administrative Offices

Our registered statutory office is CSC Services of Nevada, Inc. located at 502 East John Street, Suite E, Carson City, Nevada 89706. Our executive offices are located at No. 99 Taibei Road, Limin Economy and Technology Developing District Harbin, P. R. C. Zip Code: 150025 and our telephone number is (86) 451 57351189.

Employees

We currently have 240 full-time employees and 15 part-time employees. Our management expects to continue to use consultants, attorneys, and accountants as necessary, to complement services rendered by our employees. No remuneration will be paid to our officers except as set forth under “Executive Compensation” and under “Certain Relationships and Related Transactions.”

Reports to Security Holders

We are not required to deliver an annual report to our security holders and will not automatically deliver a copy of the annual report to our security holders unless a request is made for such delivery.

The public may read and copy any materials that we file with the Commission at the Commission’s Public Reference Room at 100 F Street, NE, Room 2521, Washington, D. C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The statements and forms filed by us with the Commission have also been filed electronically and are available for viewing or copy on the Commission maintained Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The Internet address for this site can be found at http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this report, including statements in the following discussion which are not statements of historical fact, are what are known as “forward looking statements,” which are basically statements about the future. For that reason, these statements involve risk and uncertainty since no one can accurately predict the future. Words such as “plans,” “intends,” “will,” “hopes,” “seeks,” “anticipates,” “expects” and the like often identify such forward looking statements, but are not the only indication that a statement is a forward-looking statement. Such forward looking statements include statements concerning our plans and objectives with respect to our present and future operations, and statements which express or imply that such present and future operations will or may produce revenues, income or profits. Numerous factors and future events could cause us to change such plans and objectives or fail to successfully implement such plans or achieve such objectives, or cause such present and future operations to fail to produce revenues, income or profits. Therefore, the reader is advised that the following discussion should be considered in light of the discussion of risks and other factors contained in this prospectus and in our other filings with the Securities and Exchange Commission. No statements contained in the following discussion should be construed as a guarantee or assurance of future performance or future results.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and accompanying notes and the other financial information appearing elsewhere in this prospectus. Our fiscal year end is December 31.

Our short-term strategy is to realize net cash flow from operations and financing activities to be used to expand marketing efforts in China and research and development. We are committed to ensuring that our products remain at the forefront of providing a variety of quality cactus based nutriceuticals, nutritional food from cactus, and beverages from cactus, including but not limited to beer and wine derived from cactus. The realization of net cash flows in the near term will require a significant increase in our revenues without a substantial increase in expenses. Financing activities will focus on equity financing. Once we have additional positive net cash flow, our longer term strategy is to expand marketing efforts beyond China into other Asian markets based on anticipated increases in marketing spending over the next several years in South Korea, Singapore, Taiwan Province and other southeastern Asian countries.

Our business development strategy is prone to significant risks and uncertainties, certain of which can have an immediate impact on its efforts to realize positive net cash flow and deter future prospects of revenue growth.

Our financial condition and results of operations depend primarily on the revenue generated from the sale of our products and its ability to control the cost of sales. We have a limited history of generating revenue which cannot be viewed as an indication of continued growth and a recent historical record of incurring losses. Should we be unable to consistently generate revenue through the successful implementation of our business model and reduce or stabilize expenses to the point where we can realize a net cash flow such failure will have a short-term impact on our ability to continue our business operations.

Results of Operations

During the period from March 31, 2004 through March 31, 2006, we have been engaged in the development and marketing of our products from Harbin, China. We expect that over the next twelve months we will continue to market our products from Harbin, China.

As of December 31, 2005, we incurred a net benefit from operations as a result of an increase in sales and with a lower percentage increase in the cost of sales. Although sales have increased for fiscal year 2005 as compared to fiscal year 2004, cost of sales have increased and gross profits have decreased. This is largely due to the extreme cold weather in Northern China in 2005 resulting in increases in our production costs and an increase in our inventory reserves. We believe that the immediate key to our ability to realize a net profit from our operations is to increase revenues and to reduce the cost of sales. Should we be unable to realize this combination of increased revenue and a decreased cost of sales we will most likely operate at a loss in future periods.

Consolidated Results of Operations

The three-month period ended September 30, 2006 as compared to the three months ended September 30, 2005

For the three months ended September 30, 2006, revenues increased by $2,388,673 or 131.6% to $4,203,998 from $1,815,325 in the corresponding period of the prior year. The increase in revenues was attributable to the fact that the Company’’s products are being more effectively marketed and as a result better accepted by the China market customers. These products include Cactus Protein Nutrient, Cactus Calcium Peptide Soft Capsule and Cactus Shuxin Capsule, among others too.

For the three months ended September 30, 2006, cost of sales increased by $1,717,620 or 139.8% to $2,946,130 from $1,228,510, as compared to the corresponding period of the prior year. The primary factor responsible for the increase was an increase of marketing related expenditures and costs.

For the three months ended September 30, 2006, operating expenses increased by $10,755, or approximately 7.1% to $161,643, as compared to $150,888 for the three months ended September 30, 2005. This increase was the result of two factors: Depreciation expenses increased by $13,467 or 252.1% to $18,809 from $5,342 as compared to the corresponding period of the prior year and amortization of land use rights increased by $28,237 or 9381.1% to $28,538 from $301 as compared to the corresponding period of the prior year. The increase of depreciation expenses was primarily attributable to the removal of a number of green houses in Company’’s plantation bases and purchase of a couch bus for the employees transportation. The increase in amortization of land use right was mainly due to the new approvals of land use rights.

These increases in various components of operating expenses were offset by a decrease in selling expenses and general and administrative expenses. For the three months ended September 30, 2006, selling expenses decreased by $9,651, or 24.2% to $30,179 from $39,830 as compared to the corresponding period of the prior year. General and administrative expenses decreased by $22,083 or 28.7% to $55,071 from $77,154 as compared to the corresponding period of the prior year. The primary factors for the decreases were the Company’s streamlining of its operating team and the Company’s reducing expenses on general and administrative items, such as transportation fees, mailing and telephone fees, etc.

For the three months ended September 30, 2006, net income increased by $648,460 or 148.6%, to $1,084,959 from $436,499 for the corresponding period of the prior year. The increase was primarily due to 1) the Company more effectively marketing its products and an increased acceptance by the Company’s domestic market customers; and 2) the decrease in the Company’s cost of sales, distribution, management and operation.

For the three months ended September 30, 2006, other income decreased by $11,838 from $572 to $(11,266), or 2069.6% . This large, non-recurring increase was mainly due to imputed interest expenses.

The nine month period ended September 30, 2006 as compared to the nine month period ended September 30, 2005

For the nine months ended September 30, 2006, revenues increased by $6,548,835 or 118% to $12,099,294 from $5,550,459 in the corresponding period of the prior year. The increase in revenues was attributable to the fact that the Company’s products are being more effectively marketed and as a result better accepted by the domestic market customers. These products include Cactus Protein Nutrient, Cactus Calcium Peptide Soft Capsule and Cactus Shuxin Capsule, among others too.

For the nine months ended September 30, 2006, cost of sales increased by $4,059,226 or 111% to $7,716,097 from $3,656,871 as compared to the corresponding period of the prior year. The primary factor responsible for the increase was an increase of marketing related expenditure and costs.

For the nine months ended September 30, 2006, selling and distribution expenses decreased by $24,152 or 12.5% to $169,121 from $193,273 as compared to the corresponding period of the prior year. The decrease of selling and distribution expenses was primarily attributable to the Company’s streamlining of its operating team and sales forces, plus its allocation of sales and distribution expenses to the regional sales agent companies in different provinces of China.

For the nine months ended September 30, 2006, general and administrative expenses decreased by $297,870 or 50.8% to $288,485 from $586,355 as compared to the corresponding period of the prior year. The primary factor for the decrease was Company’s streamlining of its operating team and Company’s reducing expenses on general and administrative items.

For the nine months ended September 30, 2006, net income increased by $1,699,926 or 163.9%, to $2,737,120 from $1,037,194 for the corresponding period of the prior year. The increase was primarily due to 1) the Company more effectively marketing its products and an increased acceptance by the Company’s domestic market customers; and 2) the decrease in the Company’s cost of sales, distribution, management and operations.

Liquidity and Capital Resources - September 30, 2006

Operating. For the nine month period ended September 30, 2006, the Company’s operations generated cash resources of $321,995 as compared to utilizing cash resources of $443,423 for the nine month period ended September 30, 2005, an increase of $765,418. The increase was mainly due to an increase in net income, and decreases in accounts receivable and inventories.

Investing and financing. For the nine month period ended September 30, 2006, the Company’s investing and financing activities used cash resources of $840,939 as compared to generating cash resources totaling $779,011 for the nine month period ended September 30, 2005, a decrease of $1,619,950. The decrease was mainly due to Company’s acquisition of Taishan Kangda and a non-recurring payment made by a related party in the period ended September 2005.

Off-Balance Sheet Arrangements. The Company does not have any off-balance sheet arrangements that have, or are in the opinion of management likely to have, a current or future material effect on the Company’s financial condition or results of operations.

Year Ended December 31, 2005 and Year Ended December 31, 2004

Sales

For the fiscal year ended December 31, 2005, sales increased by $1,555,228 or by 24.12% to $8,002,738 from $6,447,510 for the year ended December 31, 2004, The increase in sales is attributable to the fact that our products are efficiently marketed and well accepted by the domestic market customers.

Cost of Sales

For the fiscal year ended December 31, 2005, cost of sales increased by $1,898,879 or 44.6% to $6,156,184 from $4,257,305 as compared to the corresponding period of the prior year. The substantial increase in cost of sales was primarily the result of the extreme cold weather in Northern China in 2005, and as a result, the local government had to extend its heat supply period. Consequently, the extended heating period increased our production cost in the northern farming base. Therefore, we decided to abandon our northern base in 2006 and develop more farms in our south base and we expect to lower its cost of sales in 2006 as a result.

Selling and Distribution Expenses

For the fiscal year ended December 31, 2005, selling and distribution expenses decreased by $55,430 or 19% to $242,735 as compared to the corresponding period of the prior year. The decrease is primarily attributable to our optimization of our operating team and sales forces, allocated sales and distribution expenses to the sales agent companies in different provinces of China, all of which reduced our cost of selling and distribution expenses.

General and Administrative Expenses

For the fiscal year ended December 31, 2005, general and administrative expenses decreased by $56,632 or 24% to $182,918 as compared to the corresponding period of the prior year. The primary factor responsible for the decrease is primarily attributable to our optimization of our operating team, reducing some expenses on general and administrative items.

For the fiscal year ended December 31, 2005, professional fees increased by $132,333 or 44% to $430,757 as compared to the corresponding period of the prior year. The increase was mainly due to the professional fees associated with completion of the reverse merger transaction and increased fees such as legal fees, transfer agent fees and auditors fee to fulfill the requirements of a public company.

For the fiscal year ended December 31, 2005, the net income decreased by $530,111 or 40% to $795,491 as compared to the corresponding period of the prior year. The decrease mainly resulted from higher expenses due to the extreme cold weather in the Northern China in 2005, and as a result, the local government had to extend its heat supply period. Consequently, the extended heating period increased our production cost in the northern farming base. Therefore, we has decided to abandon our northern base in 2006 and develop more farms in southern China.

Impact of Inflation

We believe that inflation has had a negligible effect on operations over the past three years. We believe that we can offset inflationary increases in operating costs by increasing revenue and improving operating efficiencies.

Liquidity and Capital Resources

For the fiscal year ended December 31, 2005, cash flows from operating activities decreased by 1,759,071 or 153.72% to ($614,700) from $1,144,371 as compared to the corresponding fiscal year ended December 31, 2004. The decrease is primarily due to the decrease of net income, the increase of accounts receivable and the value added tax payable.

For the fiscal year ended December 31, 2005, cash flows from investing activities decreased by $67,441 or 34.26% to ($129,421) as compared to the corresponding period of the prior year. The decrease is due to a decrease in value in our property and equipment in 2005.

For the fiscal year ended December 31, 2005, cash flow provided by financing activities increased by $1,186,697 or 305.32% to $798,024 as compared to fiscal year ended December 31, 2004. The primary factor responsible for the increase is due to the fees associated with completion of the reverse merger transaction and increased fees such as legal fees, transfer agent fees and auditors fee to fulfill the requirements of a public company.

Our operations for the year ended December 31, 2005 resulted in comprehensive income of $927,991. We funded our cash needs from revenue and debt financing in the form of loans provided by related and unrelated parties.

We have no defined benefit plan or contractual commitment with any of our officers or directors.

We have no current plans for the purchase or sale of any plant or equipment, outside of normal items to be utilized by office personnel.

We have no current plans to make any significant changes in our number of employees.

Critical Accounting Policies

In Note 1 to the audited consolidated financial statements for the year ended December 31, 2005 and for the twelve months ended December 31, 2004 included in this prospectus, we discuss those accounting policies that are considered to be significant in determining the results of operations and our financial position. We believe that the accounting principles utilized by us conform to accounting principles generally accepted in the United States of America.

The preparation of financial statements requires management to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. By their nature, these judgments are subject to an inherent degree of uncertainty. On an on-going basis, we evaluate our estimates, including those related to bad debts, inventories, intangible assets, warranty obligations, product liability, revenue, and income taxes. We base our estimates on historical experience and other facts and circumstances that are believed to be reasonable, and the results form the basis for making judgments about the carrying value of assets and liabilities. The actual results may differ from these estimates under different assumptions or conditions.

We applied the following critical accounting policies related to revenue recognition in the preparation of our financial statements.

Revenue Recognition

We recognize revenue upon delivery or shipment of the products, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectability is deemed probable.

The local agricultural department in Harbin, PRC approved a grant to us to encourage the planting of cactus. We recognize the grant as revenue upon receipt from the local government.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Jinjiang Wang	58	president, chief executive officer and a chairman of the board
		of directors
Chengzhi Wang	35	general manager and a director
Hong Bu	33	chief financial officer and a director
Jiping Wang	44	director
Song Yang	31	director

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of officers and directors

Jinjiang Wang was appointed as the Chairman of the Board, President and Chief Executive Officer of CKGT on June 3, 2005 and appointed a director of CKGT on July 22, 2005. Mr. Wang was born in the Heilongjiang Province of the P.R.C. Mr. Wang graduated from Northeast Agricultural University with a degree in Agriculture & Forest Engineering. Mr. Wang has over 20 years of experience in management, production development and sales. He is a founder of Harbin Hainan Kangda and a pioneer of the now established edible cactus trade of China.

Chengzhi Wang was appointed as the General Manager CKGT on June 3, 2005 and appointed a director of CKGT on July 22, 2005. Mr. Wang was born in Heilongjiang Province of the P.R.C. Mr. Wang graduated from Architectonics Department of Harbin Institute of Technology with an engineer degree. Mr. Wang has over five years experience in management, production and sales. Mr. Wang is a founder of Harbin Hainan Kangda and a pioneer in the edible cactus trade of the P.R.C.

Hong Bu was appointed as Chief Financial Officer of CKGT on June 3, 2005 and appointed a director of CKGT on July 22, 2005. Ms. Bu graduated with a degree in Finance from the Finance and Economics Institute of Harbin. She is a CPA (certified public accountant). Ms. Bu has over five years of experience as Harbin Hainan Kangda’s senior accountant. Ms. Bu was a founder of Harbin Hainan Kangda and a pioneer in the edible cactus trade of the P.R.C.

Jiping Wang was appointed as a director of CKGT on July 22, 2005. Ms. Wang was born in Heilongjiang Province; P.R.C. Ms. Wang graduated from the Economic Managerial Cadre’s Institute of Harbin.

Song Yang was appointed as a director of CKGT on July 22, 2005. Ms. Yang has over 15 years of experience in the Government Administrative Department. Ms. Yang was a founder of Harbin Hainan Kangda and a pioneer in the edible cactus trade of the P.R.C. Ms. Yang has not served as an officer and director of any other public companies over the last five years.

Family Relationships

Jinjiang Wang is the father of Chengzhi Wang. Hong Bu is the wife of Chengzhi Wang. There are no other family relationships among the officers and directors of the Company.

Conflicts of Interest

We do not foresee any conflicts of interest.

Audit Committee/ Compensation Committee / Director Compensation

The board of directors has established an audit committee. The audit committee is comprised of Jinjiang Wang and Chengzhi Wang. The audit committee has yet to adopt a definitive charter though it typically reviews, acts on, and reports to the board of directors with respect to various auditing and accounting matters. The matters typically considered by our audit committee include recommendations as to the performance of our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, and internal accounting and financial control policies and procedures. Certain stock exchanges currently require companies to adopt a formal written charter that establishes an audit committee that specifies the scope of an audit committee’s responsibilities and the means by which they carries out those responsibilities. In order to be listed on any of these exchanges, we would be required to adopt a definitive charter for our audit committee. The board of directors has not yet established a compensation committee. Directors currently are not reimbursed for out-of-pocket costs incurred in attending meetings and no director receives any compensation for services rendered as a director. We do not anticipate adopting a provision for compensating directors in the future.

Code of Ethics

We have adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-B of the Securities Exchange Act of 1934. The Code of Ethics applies to our directors and senior officers, such as our principal executive officer, principal financial officer, controller, and persons performing similar functions. We have filed a copy of our Code of Ethics as Exhibit 14 to our Form 10-KSB for the fiscal year ended 2003. Further, our Code of Ethics is available in print, at no charge, to any security holder who requests such information by contacting us.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Directors, executive officers and persons who own more than 10% of our common stock are required by Securities and Exchange Commission regulations to furnish to us copies of all Section 16(a) forms they file.

Employment Agreements

We do not have written employment agreements with any of our officers. We do not expect to pay any salaries to any of our officers until such time as we have sufficient capital resources to do so.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers during the last three completed fiscal years. Our fiscal year end is December 31.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position [1]	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation (S)	Change in Pension Value & Nonqual- ified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Totals ($)
Jinjiang Wang [1] President	2005 2004 2003	90,000 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	90,000 0 0

Chengzhi Wang general manger	2005 2004 2003	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

Hong Bu chief financial officer	2005 2004 2003	0 0 0	0 0 0	0	0	0	0	0	0
				0	0	0	0	0	0
				0	0	0	0	0	0

Norman Koo [2] chief executive officer resigned	2005 2004	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Terence Ho chief financial officer resigned	2004	19,388	0	0	0	0	0	0	19,388

[1]	Jinjiang Wang was appointed as our chairman of the board, president and chief executive officer on June 3, 2005 and appointed as one of our directors on July 22, 2005.

[2]	In connection with our reorganization and the acquisition of BVI China Kangtai and its wholly owned subsidiary, Harbin Hainan Kangda, Norman Koo, InvestNet’s chief executive officer, president and a director resigned from all such capacities on June 3, 2005.

The following table sets forth information with respect to compensation paid by us to our directors during the last completed fiscal year. Our fiscal year end is December 31.

		Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Jinjiang Wang [1]	0	0	0	0	0	0	0

Chengzhi Wang	0	0	0	0	0	0	0

Hong Bu	0	0	0	0	0	0	0

Jiping Wang	0	0	0	0	0	0	0

Song Yang	0	0	0	0	0	0	0

Norman Koo [2]	0	0	0	0	0	0	0

[1]	Jinjiang Wang was appointed as our chairman of the board, president and chief executive officer on June 3, 2005 and appointed as one of our directors on July 22, 2005.

[2]	In connection with our reorganization and the acquisition of BVI China Kangtai and its wholly owned subsidiary, Harbin Hainan Kangda, Norman Koo, InvestNet’s chief executive officer, president and a director resigned from all such capacities on June 3, 2005.

We have no employment agreements with any of our officers. We do not contemplate entering into any employment agreements until such time as we begin profitable operations.

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers and directors.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares.

			Direct Number	Percentage of
	Direct	Percentage of	of Common Shares	Direct
	Number of	Direct	After Offering	Ownership After
	Common Shares	Ownership	Assuming all of	the Offering
Name and Address	Before the	Before the	the Shares are	Assuming all of the
Beneficial Owner [1]	Offering	Offering	Sold	Shares are Sold
Jinjiang Wang	4,801,390	27.06%	4,801,390	27.06%
The 4rh Group, 21st Residents’
Committee Xinhua Street
Boli Town, Boli County
Heilongjiang Province P.R.C.

Chengzhi Wang	3,892,970	21.95%	3,892,970	21.95%
No. 98 Xiangshun Street
Xiangfang District
Harbin P.R.C.

Hong Bu	750,046	4.23%	750,046	4.23%
No. 99 Taibei Road
Limin Economy and Technology
Developing District
Harbin P.R.C

Jiping Wang	700,734	3.95%	700,734	3.95%
No. 99 Taibei Road
Limin Economy and Technology
Developing District
Harbin P.R.C

Song Yang	726,688	4.10%	726,688	4.10%
No. 99 Taibei Road
Limin Economy and Technology
Developing District
Harbin P.R.C

All Directors and Executive	10,871,828	61.29%	10,871,828	61.29%
Officers as a Group
(5 persons)

[1]	Jinjiang Wang has been our president since June 3, 2005. He has been and is the president of Harbin Hainan Kangda since 2000. Mr. Wang acquired 165,182 shares of our common stock pursuant to the Reorganization Agreement on June 3, 2005 and 428,572 shares of our common stock as Kangtai’s sole designee pursuant to the Stock Purchase Agreement on June 3, 2005. A day after the Reverse Split on August 26, 2005, the Convertible Note was converted by its holders(s) into 14,248,395 shares of our common stock and Mr. Wang acquired 4,207,636 shares from 14,248,395 shares.

Changes in Control

There are no arrangements which may result in a change of control of China Kangtai Cactus Bio-Tech Inc. There are no known persons that may assume control of us after the offering.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

Percentage of shares of
	Total number	Percentage of		common stock owned
	of shares of	shares of	Total number	after the offering
	common stock	common stock	of shares of	assuming all shares of
	owned prior to	owned prior to	common stock	common stock are sold
Name and address of shareholder	offering	offering	being offered	in the offering
Guirong Xu	868,902	4.90%	600,000	1.52%
5 Group, 33 Community
Boli Township
Heilongjiang Province

Xiuhau Shi	400,000	2.25%	400,000	0.00%
8 Group, Xinhau Street
Boli Township
Heilongjiang Province

Jiping Wang	700,734	3.95%	400,000	1.70%
9 Tuanjie Street, 71 Group
10 Community, Suihau City
Heilongjiang Province

Lianjie Wang	726,688	4.10%	650,000	0.43%
4 Group, 11 Community
Chengxi Street, Boli County
Heilongjiang Province

Song Yang	726,688	4.10%	600,000	0.71%
301-6 A Block, Hexing Community
Hexing Road, Nangan District
Harbin City, Heilongjiang Province

Wein Yuan	370,611	2.09%	300,000	0.40%
50 Jiejing Street
Nangang District
Harbin City, Heilongjiang Province

Lianying Wang	726,688	4.10%	700,000	0.15%
4 Group, 6 Community
Boli Township, Boli County
Heilongjinag Province

Fred Chang	20,000	0.12%	20,000	0.00%
8626 Quaker Brothers Drive
Ellicott City, MD 21043

Liuyi Zhang	20,000	0.12%	20,000	0.00%
Room 12B2, Hanwei Building
Guanghua Road, Chaoyang District
Beijing, China 100004

Meijun Wan	10,000	0.06%	10,000	0.00%
Room 12B2, Hanwei Building
Guanghua Road, Chaoyang District
Beijing, China 100004

Total	4,570,311	25.79%	3,700,000	4.91%

We issued the foregoing 3,700,000 shares of common stock as restricted securities pursuant to Regulation S of the Securities Act of 1933. All persons are non-US persons and each transaction took place outside the United States of America.

None of the selling shareholders has, or has had within the past three years, any position, office, or other material relationship with us or any of our predecessors or affiliates.

None of the selling shareholders is a broker-dealer or an affiliate of a broker dealer.

Future sales by existing stockholders

A total of 10,871,828 shares of common stock are owned by our officers and directors, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. No shares are being offered for resale by our officers and directors. Our officers and directors may be considered underwriters. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There are approximately 102 holders of record for our common stock.

Future Sales of Shares

A total of 17,739,625 shares of common stock are issued and outstanding. Of the 17,739,625 shares outstanding, 16,813,923 are restricted securities as defined in Rule 144 of the Securities Act of 1933. Of the 16,813,923 restricted shares, 3,700,000 are being offered for sale by the selling shareholders in this offering.

Shares purchased in this offering, which will be immediately resalable without restriction of any kind.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Preferred Stock

We are authorized to issue 200,000,000 shares of preferred stock with a par value of $0.001 per share. The terms of the preferred shares is at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Interwest Transfer Company, Inc. is our transfer agent. Its address is 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117. Its telephone number is 801-272-9294.

CERTAIN TRANSACTIONS

During the fiscal year 2005, we sold cacti totaling $204,461 to Harbin Kangtai Cactus Bio-Tech Co., Ltd, because this company’s key business is cactus functional feed, it need some raw cactus to produce its products.

As of December 31, 2004, we were owed $845,411 by Taishan Kangda Food Co., Ltd, for unsecured and interest-free advances. These advances were repaid in 2005.

In December 2005, we loaned $525,675 to Taishan Kangda Food Co., Ltd, which has been fully repaid in March 2006.

We owed $66,400 to Mr. Jinjiang Wang, our chairman of the board, president and chief executive officer, as of December 31, 2004 as short-term, unsecured and interest-free loans which were fully repaid in 2005.

All of the above-referenced related companies to us have common shareholders with us. Further, these companies are related to us as follows: Mr. Jinjiang Wang, our chairman of the board, president and chief executive officer, is the chairman of the board and a shareholder of both Harbin Kangtai Cactus Bio-Tech Co., Ltd and Taishan Kangda Food Co., Ltd.; Mr. Chengzhi Wang, our general manager and one of our directors, is a director and shareholder of both Harbin Kangtai Cactus Bio-Tech Co., Ltd. and Taishan Kangda Food Co., Ltd.; and, Ms. Hong Bu, our chief financial officer and one of our directors, is a director and shareholder of Harbin Kangtai Cactus Bio-Tech Co., Ltd. However, Harbin Kangtai Cactus Bio-Tech Co., Ltd. has been and is engaged in independent and separate operations from us.

Pursuant to an agreement dated June 26, 2006, we acquired 100% equity interest in Taishan Kangda from Haibin Wang, Yaling Liu and Jingkui Huang for $1,475,000.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period years ending December 31, 2005 and 2004, included in this prospectus have been audited by Jimmy C.H. Cheung & Co., Certified Public Accountants, 1607 Dominion Center, 43 Queen’s Road East, Wanchai, Hong Kong, as set forth in their report included in this prospectus. Their audit report is given upon their authority as experts in accounting and auditing.

Dismissal of Principal Independent Accountant.

On October 23, 2006, we advised the firm of Jimmy C. H. Cheung & Co., 1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong, that it would not be re-engaged as the principal independent accountant to audit our financial statements for the fiscal year ending December 31, 2006. The decision to dismiss Jimmy C. H. Cheung & Co. was recommended and approved by the Board of Directors.

None of the reports of Jimmy C.H. Cheung & Co. on our financial statements for the past two fiscal years contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years and any subsequent interim period up to and including the date of our dismissal of Jimmy C.H. Cheung & Co., there have been no disagreements with Jimmy C.H. Cheung & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Jimmy C.H. Cheung & Co. would have caused them to make reference thereto in their report on the financial statements for such periods.

On October 23, 2006, we provided a draft copy of our report on Form 8-K to Jimmy C.H. Cheung & Co., requesting their comments on the information contained therein. The responsive letter from Jimmy C.H. Cheung & Co. was filed as an exhibit to the Form 8-K filed with the SEC.

Appointment of New Independent Principal Accountant.

On October 20, 2006, we engaged the firm of Michael T. Studer, P.C., 18 East Sunrise Highway, Suite 311, Freeport, NY 11520, as our new principal independent accountant to audit our financial statements for the fiscal year ending December 31, 2006.

During the Company’s two most recent fiscal years and any subsequent interim period prior to the engagement of Michael T. Studer, P.C., neither we nor anyone on our behalf consulted with Michael T. Studer, P.C. or any other auditor regarding those matters stated in Item 304(a)(2) of Regulation S-B, including but not limited to either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was either the subject of a “disagreement” or a - reportable event.”

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel. Mr. Lysiak will opine on the validity of the shares being offered in this prospectus.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Certified Public Accountants.

Our financial statements for the periods ending September 30, 2006 (unaudited) and December 31, 2005 and December 31, 2004 (audited), immediately follow:

CONTENTS

Pages

Condensed Consolidated Balance Sheet as of September 30, 2006 (unaudited)	F-1

Condensed Consolidated Statements of Operations and Comprehensive Income for the three months
ended September 30, 2006 and 2005 (unaudited)	F-2

Condensed Consolidated Statements of Cash Flows for the three months ended September 30, 2006
and 2005 (unaudited)	F-3

Notes to the Condensed Consolidated Financial Statements	F-4

Report of Independent Registered Public Accounting Firm	F-10

Consolidated Balance Sheets as of December31, 2005 and 2004	F-11

Consolidated Statements of Operations and Comprehensive income for the years ended December31,	F-12
2005 and 2004

Consolidated Statements of Stockholders’ Equity for the years ended December31, 2005 and 2004	F-13

Consolidated Statements of Cash Flows for the years ended December31, 2005 and 2004	F-14

Notes to the Consolidated Financial Statements	F-15

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Balance Sheets
(Expressed in US Dollars)

	September 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$270,967	$887,637
Accounts receivable, net of allowance for doubtful accounts of $70,514 and $69,177, respectively	3,310,740	913,163
Accounts receivable from a related party	-	204,461
Inventories	7,156,534	4,346,262
Other receivables and prepaid expenses	10,526	113,377
Deposit paid to a related company	-	525,675
Total Current Assets	10,748,767	6,990,575

Property and Equipment, net of accumulated depreciation of $828,888 and $1,126,956, respectively	3,438,834	4,315,602

Other Assets
Intangible assets, net of accumulated amortization of $523,682 and $415,942 , respectively	658,580	714,493
Land use rights, net of accumulated amortization of $142,951 and $107,945, respectively	1,109,055	182,084
Total Assets	$15,955,236	$12,202,754

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$88,417	$121,289
Other payables and accured liabilities	203,301	165,924
Notes payable	764,199	749,690
Taxes payable	-	292,276
Total current liabilities	1,055,917	1,329,179

Commitments and Contingencies	-	-
Stockholders' Equity
Preferred stock, $0.001 par value; authorized 200,000,000 shares,
none issued and outstanding	-	-
Common stock, $0.001 par value; authorized 200,000,000 shares,
issued and outstanding: 17,739,625 and 17,105,625 shares, respectively	17,740	17,105
Additional paid-in capital	6,546,452	5,530,435
Retained earnings
Appropriated	6,350,347	885,137
Unappropriated	1,580,307	4,308,398
Accumulated other comprehensive income	404,473	132,500
Total stockholders' equity	14,899,319	10,873,575
Total Liabilities and Stockholders' Equity	$15,955,236	$12,202,754

See notes to consolidated financial statements.

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
(Expressed in US Dollars)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Sales	$4,203,998	$1,815,325	$12,099,294	$5,550,459

Cost of Sales	(2,946,130)	(1,228,510)	(7,716,097)	(3,656,871)

Gross Profit	1,257,868	586,815	4,383,197	1,893,588

Operating Expenses
Selling expenses	30,179	39,830	169,121	193,273
Stock-based compensation	-	-	982,700	-
Other general and administrative expenses	55,071	77,154	288,485	586,355
Depreciation	18,809	5,342	49,861	16,006
Amortization of land use rights	28,538	301	34,569	905
Amortization of intangible assets	29,046	28,261	87,546	84,783
Total operating expenses	161,643	150,888	1,612,282	881,322
Income from Operations	1,096,225	435,927	2,770,915	1,012,266

Other Income (Expenses)
Government grant	-	506	-	24,661
Interest income	(2)	66	157	267
Imputed interest	(11,264)	-	(33,952)	-
Total Other Income (Expenses)	(11,266)	572	(33,795)	24,928
Income before Income Taxes	1,084,959	436,499	2,737,120	1,037,194
Income Tax Expense	-	-	-	-
Net Income	1,084,959	436,499	2,737,120	1,037,194
Other Comprehensive Income
Foreign currency translation gain (loss)	44,540	100,763	271,973	100,763
Comprehensive Income	1,129,499	537,262	3,009,093	1,137,957

Net income per share
Basic and diluted	0.06	$0.03	$0.16	$0.06

Weighted average number of common shares used to compute net income per share
Basic and Diluted	17,739,625	17,105,625	17,338,092	17,105,625

See notes to consolidated financial statements.

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Statements of Stockholders' Equity (Deficiency)
(Expressed in US Dollars)

	Common Stock
	$0.001par value		Additional	Unappropriated	Appropriated	Accumulated other
			paid-in	retained	retained	comprehensive	Due to
	Shares	Amount	capital	earnings	earnings	income	stockholders	Total

Balance at December 31, 2003	15,821,690	$15,821	$4,686,738	$2,612,768	$459,474	$-	$440,580	$8,215,381
Contribution by stockholders	-	-	500,000	-	-	-	-	500,000
Repayment to stockholders	-	-	-	-	-	-	(374,180)	(374,180)
Net income for the year	-	-	-	1,325,802	-	-	-	1,325,802
Transfer of statutory and
staff welfare reserves	-	-	-	(236,708)	236,708	-	-	-
Balance at December 31, 2004	15,821,690	15,821	5,186,738	3,701,862	696,182	-	66,400	9,667,003
Stock issued in connection
with recapitalization	855,364	855	(855)	-	-	-	-	-
Stock issued for services	428,571	429	299,571	-	-	-	-	300,000
Repayment to stockholders	-	-	-	-	-	-	(66,400)	(66,400)
Imputed interest on note payable	-	-	44,981	-	-	-	-	44,981
Net income for the year	-	-	-	795,491	-	-	-	795,491
Transfer to statutory and
staff welfare reserves	-	-	-	(188,955)	188,955	-	-	-
Currency translation adjustment	-	-	-	-	-	132,500	-	132,500
Balance at December 31, 2005	17,105,625	17,105	5,530,435	4,308,398	885,137	132,500	-	10,873,575
Net income for the quarter				1,342,203				1,342,203
Imputed interest on note payable	-	-	11,343	-	-		-	11,343
Transfer to statutory and
staff welfare reserves	-	-	-		-	-	-	-
Currency translation adjustment	-	-	-	-	-	227,433	-	227,433
Balance at March 31, 2006	17,105,625	17,105	5,541,778	5,650,601	885,137	359,933	-	12,454,554
Net income for the quarter				309,957				309,957
Stock issued in connection
with stock bonus and services	634,000	635	982,065	-	-		-	982,700
Imputed interest on note payable	-	-	11,345	-	-		-	11,345
Transfer to statutory and
staff welfare reserves	-	-	-		-	-	-	-
Currency translation adjustment	-	-	-	-	-		-	-
Balance at June 30, 2006	17,739,625	17,740	6,535,188	5,960,558	885,137	359,933	-	13,758,556
Net income for the quarter				1,084,959				1,084,959
Imputed interest on note payable	-	-	11,264	-	-		-	11,264
Transfer to statutory and
staff welfare reserves	-	-	-	(695,170)	695,170	-	-	-
Currency translation adjustment	-	-	-	-	-	44,540	-	44,540
Balance at September 30, 2006	17,739,625	$17,740	$6,546,452	$6,350,347	$1,580,307	$404,473	$-	$14,899,319

See notes to consolidated financial statements.

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Expressed in US Dollars)

	Nine months ended
	September 30,
	2006	2005
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net income	$2,737,120	$1,037,194
Adjustmens to reconcile net income
to net cash provided by (used for) operating activities
Foreign currency translation gain	271,973	100,763
Depreciation - cost of sales	115,778	235,953
Depreciation - operating expenses	49,861	101,694
Amortization of land use rights	34,569	-
Amortization of intangible assets	87,546	-
Loss on disposal of property and equipment	42,973
Stock bonuses	973,400	-
Stock issued for services	9,300	300,000
Imputed interest	33,952	-
Changes in operating assets and liabilities
Accounts receivable	(2,397,577)	66,068
Inventories	(2,171,241)	(1,520,838)
Other receivables and prepaid expenses	102,851	(3,804)
Accounts receivable - related party	204,461	-
Deposits paid - related party	525,675	-
Accounts payable	(32,872)	(76,124)
Other payables and accrued liabilities	26,502	(88,823)
Taxes payable	(292,276)	(595,506)
Net cash provided by (used for) operating activities	321,995	(443,423)
Cash Flows from Investing Activities
Net cash outflow from business combination (Note4)	(1,473,665)	-
Proceeds from disposals of property and equipment	964,250	-
Purchase of property and equipment	(27,774)	(1,788)
Purchase of land use rights	(303,750)	-
Net cash provided by (used for) investing activities	(840,939)	(1,788)
Cash Flows from Financing Activities
Due from a related party	-	845,411
Due from stockholders	-	(66,400)
Net cash provided by (used for) financing activities	-	779,011

Effect of exchange rate on cash	(97,726)	-
Increase (decrease) in cash and cash equivalents	(616,670)	333,800

Cash and cash equivalents, beginning of period	887,637	701,234

Cash and cash equivalents, end of period	$270,967	1,035,034

Supplemental disclosures of cash flow information:
Interest paid	-	$-
Income taxes paid	-	$-

See notes to consolidated financial statements.

CHINA KANGTAI CACTUS BIO-TECH INC.
AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS AS OF SEPTEMBER 30, 2006 (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's financial position at September 30, 2006, the results of operations for the three and six months ended September 30, 2006 and 2005, and cash flows for the six months ended September 30, 2006 and 2005. The results for the six months ended September 30, 2006 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2006.

These financial statements should be read in conjunction with the Company's annual report on Form 10-KSB as filed with the Securities and Exchange Commission.

NOTE 2. ORGANIZATION

China Kangtai Cactus Bio-Tech Inc. (“US China Kangtai”) was incorporated in Nevada on March 16, 2000 as InvestNet, Inc. (“InvestNet”).

China Kangtai Cactus Bio-tech Company Limited (“BVI China Kangtai”) was incorporated in the British Virgin Islands (“BVI”) on November 26, 2004. Harbin Hainan Kangda Cacti Hygienical Foods Co., Ltd. (“Harbin Hainan Kangda”) a company with limited liability was incorporated in the People’s Republic of China (“PRC”) on December 30, 1998.

BVI China Kangtai is an investment holding company and Harbin Hainan Kangda’s principal activities are planting and growing various types of cactus plants, producing and trading in cactus health foods and related products in Harbin and Taishan, PRC.

During 2004, Harbin Hainan Kangda’s stockholders exchanged 100% of their ownership in Harbin Hainan Kangda for 500,000 shares of BVI China Kangtai under a reorganization plan. The transfer has been accounted for as a reorganization of entities under common control as the companies were beneficially owned by closely related stockholders and share common management.

On June 3, 2005, pursuant to an Agreement for Sales of Ownership, InvestNet sold its100% owned subsidiaries, Champion Agents Limited and Interchance Limited, to a company controlled by a former director and stockholder. The sale consideration was for the purchaser to assume the liabilities of Champion Agents Limited, DSI Computer Technology Company Limited, a subsidiary of Champion Agents Limited and Interchance Limited.

On June 3, 2005, pursuant to a Stock Purchase Agreement, InvestNet issued 428,571 shares to a stockholder of BVI China Kangtai for $300,000. On the same date, InvestNet exchanged 12% of BVI China Kangtai’s outstanding shares for 1,573,295 shares of common stock, $0.001 par value ( the “Common Stock”), of InvestNet pursuant to an Agreement and Plan of Reorganization it had entered into on May 13, 2005 with the stockholders of BVI China Kangtai. In addition, the Agreement and Plan of Reorganization calls for InvestNet to issue a Convertible Promissory Note for $8,070,000 plus accrued interest at 5% per annum that was converted into 14,248,395 shares (post a one for seventy reverse split) of the Company’s Common Stock (the “Convertible Note”) for the remaining 88% of the outstanding shares of BVI China Kangtai on August 26, 2005. After a one for seventy reverse spilt of the Company’s outstanding Common Stock took place on August 25, 2005, the total number shares of the Company’s outstanding Common Stock was 2,857,230 shares, and after adding the 14,248,395 shares of Common Stock following conversion of the Convertible Note on August 26, 2005, the total outstanding shares of Common Stock of the Company (now US China Kangtai) is 17,105,625 shares.

The merger of InvestNet and BVI China Kangtai has been treated for accounting purposes as a capital transaction and recapitalization by the accounting acquirer (“BVI China Kangtai”) and as a reorganization by the accounting acquiree (“InvestNet”). The financial statements have been prepared as if the reorganization had occurred retroactively.

On June 26, 2006, the Company acquired a 100% equity interest in Guangdong Taishan Kangda Cactus Hygienical Food Co., Ltd (Taishan Kangda), a PRC company with limited liability previously owned by two stockholders for $1,475,000 in cash. Taishan Kangda has not yet commenced business operations but owns a piece of land of approximately 240,000 square metres in Guangdong Taishan used for growing cactus and a factory property.

On August 25, 2005, InvestNet changed its name to China Kangtai Cactus Bio-Tech Inc.

Accordingly, the financial statements include the following:

(1) The balance sheet consists of the net assets of the acquirer at historical cost and the net assets of the acquiree at historical cost.

(2)The statement of operations includes the operations of the acquirer for the periods presented and the operations of the acquiree from the date of the merger.

US China Kangtai, BVI China Kangtai, Harbin Hainan Kangda and Taishan Kangda are hereafter referred to as (the “Company”).

NOTE 3. PRINCIPLES OF CONSOLIDATION

The accompanying unaudited condensed consolidated financial statements for 2006 include the financial statements of US China Kangtai and its 100% owned subsidiaries, BVI China Kangtai, Harbin Hainan Kangda and Taishan Kangda.

The accompanying unaudited condensed consolidated financial statements for 2005 include the financial statements of US China Kangtai and its 100% owned subsidiary, BVI China Kangtai and Harbin Hainan Kangda.

All significant inter-company accounts and transactions have been eliminated in consolidation.

NOTE 4. BUSINESS COMBINATION

Pursuant to an agreement dated June 26, 2006, the Company acquired 100% equity interest in Taishan Kangda which was previously owned by two stockholders for $1,475,000 in cash. Taishan Kangda has not yet commenced business operations but owns a piece of land of approximately 240,000 square metres in Guangdong Taishan used for growing cactus and a factory property.

The preliminary allocation of the net assets acquired is as follows:

Cash and cash equivalents	$1,335
Inventories	639,031

Total current assets	640,366

Property and equipment, net	80,370
Land use rights	633,048
Total assets	1,353,784
Less: Other payables and accrued liabilities	(10,875)

Net assets acquired	1,342,909

Consideration for acquisition	1,475,000

Goodwill	$132,091

Analysis of the net outflow of cash and cash equivalents in respect of the business combination is as follows:

Cash consideration paid	$1,475,000
Less: cash and cash equivalents acquired	(1,335)

Net cash inflow	$1,473,665

The acquisition of Taishan Kangda was accounted for as a purchase under SFAS No. 141, Business Combinations. Accordingly, the operating results of Taishan Kangda have been included in the consolidated statements of operation and comprehensive income after June 26, 2006.

The unaudited pro forma combined results of operations for the three and six months ended September 30, 2006 and 2005, assuming the acquisition had occurred at the beginning of 2005 is not presented as Taishan Kangda has not commenced operation since incorporation.

NOTE 5. INVENTORIES

Inventories of cactus stock include trees and palms whose cost consists of seeds and an allocation of fertilizers, direct labor and overhead costs such as depreciation, rent, freight and fuel, among others. Inventories of cactus stock are stated at the lower of cost or market value, cost being calculated on the weighted average basis.

Other raw materials, work in progress and finished goods are also stated at the lower of cost or market value, cost being determined on the weighted average basis.

The Company provided for inventory allowances based on excess and obsolete inventories determined principally by customer demand.

Inventories at September 30, 2006 consisted of the following:

Cactus stock	$1,218,269
Other raw materials	499,537
Work-in-progress	4,770,019
Finished goods	668,709
7,156,534
Less: provision for obsolescence	-
$7,156,534

For the six months ended September 30, 2006 and 2005, no provision for obsolete inventories was recorded by the Company. During January 2006, inventories valued at $694,993 were written-off against the provision for inventory obsolescence.

NOTE 6. SEGMENTS

The Company operates in only one segment, the sale of products made from cactus plants. The Company sells to two customer groups; health foods comprising cactus liquor and juice and cactus powder to pharmaceutical companies for use in medical products.

NOTE 7. NOTE PAYABLE

Note payable at September 30, 2006 consisted of the following:

Note payable to a financial institution, unsecured, interest free
and due on demand.	$764,199

Note payable is due to a PRC provincial government financial institution who made the loan to the Company to promote the commercial cultivation of cactus. The loan was made to the Company on an interest-free and unsecured basis and is repayable on demand. Imputed interest is charged at 6% per annum on the amount due. Total imputed interest recorded as additional paid-in capital amounted to $11,264 and $33,952 for the three and nine months ended September 30, 2006 respectively.

NOTE 8. RELATED PARTY TRANSACTIONS

Pursuant to an agreement dated June 26, 2006, the Company acquired 100% equity interest in Taishan Kangda which was previously owned by two stockholders for $1,475,000 in cash.

NOTE 9. CONCENTRATIONS AND RISKS

During 2006 and 2005, 100% of the Company’s assets were located in China and 100% of the Company’s revenues were derived from companies located in China.

NOTE 10.   STOCKHOLDERS’ EQUITY

(A)       Stock issuances

In June 2006, the Company issued 628,000 shares of common stock having a fair value of $973,400 to fifteen staff as stock bonuses.

In June 2006, the Company issued 6,000 shares of common stock having a fair value of $9,300 to a consultant for services provided.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
China Kangtai Cactus Bio-Tech Inc. (previously InvestNet,Inc.) and subsidiaries

We have audited the accompanying consolidated balance sheets of China Kangtai Cactus Bio-Tech Inc. (previously InvestNet,Inc.) and subsidiaries as of December31, 2005 and 2004 and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the years ended December31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and performthe audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Kangtai Cactus Bio-Tech Inc. (previously InvestNet,Inc.) and subsidiaries as of December31, 2005 and 2004 and the related consolidated statements of its operations and its cash flows for the years ended December31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Jimmy C.H. Cheung & Co.
JIMMY C.H. CHEUNG& CO
Certified Public Accountants

Hong Kong

Date: March10, 2006 except for Note 14, which the date is March29, 2006

CHINA KANGTAI CACTUS BIO-TECH INC.
(PREVIOUSLY INVESTNET,INC.)
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$887,637	$701,234
Accounts receivable, net of allowances	913,163	429,866
Accounts receivable - a related company	204,461	-
Due from a related company	-	845,411
Inventories, net	4,346,262	3,960,319
Other receivables and prepaid expenses	113,377	36,147
Deposit paid - a related company	525,675	-
Total Current Assets	6,990,575	5,972,977

PROPERTY AND EQUIPMENT, NET	4,315,602	4,649,792

OTHER ASSETS
Intangible assets	714,493	827,536
Land use rights, net	182,084	55,658
TOTAL ASSETS	$12,202,754	$11,505,963

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$121,289	$159,971
Other payables and accrued liabilities	165,924	282,210
Note payable	749,690	730,677
Other taxes payable	222,270	27
Value added tax payable	70,006	666,075
Total Current Liabilities	1,329,179	1,838,960

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 200,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized, 17,105,625 shares issued and outstandng as of December31, 2005 and 15,821,690 shares issued and outstandng as of
December31, 2004	17,105	15,821
Additional paid-in capital	5,530,435	5,186,738
Retained earnings
Unappropriated	4,308,398	3,701,862
Appropriated	885,137	696,182
Accumulated other comprehensive income	132,500	-
Due to stockholders	-	66,400
Total Stockholders’ Equity	10,873,575	9,667,003
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,202,754	$11,505,963

The accompanying notes are an integral part of these financial statements

CHINA KANGTAI CACTUS BIO-TECH INC.
(PREVIOUSLY INVESTNET,INC.)
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATION S AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER31, 2005 AND 2004

	2005	2004
NET SALES
To a related party	$204,461	$-
To third parties	7,798,277	6,447,510
Total net sales	8,002,738	6,447,510

COST OF SALES	(6,156,184)	(4,257,305)

GROSS PROFIT	1,846,554	2,190,205

OPERATING EXPENSES
Selling expenses	242,735	298,165
General and administrative expenses	182,918	239,550
Professional fees	430,757	298,424
Depreciation	59,930	14,379
Amortization of land use rights	1,207	1,207
Amortization of intangible assets	113,043	113,044
Total Operating Expenses	1,030,590	964,769

INCOME FROM OPERATIONS	815,964	1,225,436

OTHER INCOME (EXPENSES)
Government grant	24,450	121,980
Interest income	356	180
Other income	577	-
Imputed interest	(44,981)	-
Other expenses	(875)	(21,794)
Total Other Income	(20,473)	100,366

INCOME BEFORE TAXES	795,491	1,325,802

INCOME TAX EXPENSE	-	-

NET INCOME	795,491	1,325,802

OTHER COMPREHENSIVE INCOME
Foreign currency translation income	132,500	-

COMPREHENSIVE INCOME	$927,991	$1,325,802

Net income per share-basic and diluted	$0.05	$0.08

Weighted average number of shares outstanding during the year - basic and diluted	16,563,910	15,821,690

The accompanying notes are an integral part of these financial statements

CHINA KANGTAI CACTUS BIO-TECH INC.
(PREVIOUSLY INVESTNET,INC.)
AND SUBSIDIARIES
CONSOLIDATED STATEMENT S OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER31, 2005 AND 2004

			Additional	Unappropriated	Appropriated	Unappropriated
			paid-in	retained	retained	comprehensive	Due to
	Common Stock		capital	earnings	earnings	income	stockholders	Total
	Shares	Amount
Balance at December 31,
2003	15,821,690	$15,821	$4,686,738	$2,612,768	$459,474	$-	$440,580	$8,215,381

Contribution by
stockholders	-	-	500,000	-	-	-	-	500,000

Repayment to stockholders	-	-	-	-	-	-	(374,180)	(374,180)

Net income for the year	-	-	-	1,325,802	-	-	-	1,325,802

Transfer of statutory and
staff welfare reserves	-	-	-	(236,708)	236,708	-	-	-

Balance at December31,
2004	15,821,690	15,821	5,186,738	3,701,862	696,182	-	66,400	9,667,003

Stock issued in connection
with recapitalization	855,364	855	(855)	-	-	-	-	-

Stock issued for services	428,571	429	299,571	-	-	-	-	300,000

Repayment to stockholders	-	-	-	-	-	-	(66,400)	(66,400)

Imputed interest on note
payable	-	-	44,981	-	-	-	-	44,981

Net income for the year	-	-	-	795,491	-	-	-	795,491

Transfer to statutory and
staff welfare reserves	-	-	-	(188,955)	188,955	-	-	-

Currency translation
adjustment	-	-	-	-	-	132,500	-	132,500

Balance at December31,
2005	17,105,625	$17,105	$5,530,435	$4,308,398	$885,137	$132,500	$-	$10,873,575

The accompanying notes are an integral part of these financial statements

CHINA KANGTAI CACTUS BIO-TECH INC.
(PREVIOUSLY INVESTNET,INC.)
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER31, 2005 AND 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$795,491	$1,325,802
Adjusted to reconcile net income to cash (used in) provided by operating activities:
Depreciation - cost of sales	276,048	313,434
Depreciation - operating expenses	59,930	14,379
Amortization of land use rights	1,207	1,207
Amortization of intangible assets	113,043	113,044
Provision for doubtful debts	8,648	38,530
Imputed interest	44,981	-
Write-down of inventories	724,504	-
Stock issued for services	300,000	-
Changes in operating assets and liabilities (Increase) decrease in:
Accounts receivable	(491,945)	(81,595)
Accounts receivable - a related company	(204,461)	-
Other receivable and prepaid expenses	(77,230)	(4,831)
Other receivable - a related company	(525,675)	-
Inventories	(1,110,447)	(1,177,053)
Increase (decrease) in:
Accounts payable	(38,682)	7,615
Other payables and accrued liabilities	(116,286)	222,590
Other tax payable	222,243	27
Value added tax payable	(596,069)	371,222
Net cash (used in) provided by operating activities	(614,700)	1,144,371
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(1,788)	(196,862)
Purchase of land use rights	(127,633)	-
Net cash used in investing activities	(129,421)	(196,862)
CASH FLOWS FROM FINANCING ACTIVITIES
Contribution by stockholders	-	500,000
Due from a stockholder	-	4,831
Due from a related company	845,411	(36,232)
Due to stockholders	(66,400)	(374,180)
Note payable	19,013	(483,092)
Net cash provided by (used in) financing activities	798,024	(388,673)
EFFECT OF EXCHANGE RATE ON CASH	132,500	-
NET INCREASE IN CASH AND CASH EQUIVALENTS	186,403	558,836
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	701,234	142,398
CASH AND CASH EQUIVALENTS AT END OF YEAR	$887,637	$701,234

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
During 2005, the Company issued 1 ,573,295 shares of common stock in exchange for 12% of the common stock of China Kangtai Cactus Bio-tech Company Limited.

During 2005, the Company issued a Convertible Promissory Note of $8 ,070,000 for 88% of the common stock of China Kangtai Cactus Bio-tech Company Limited that was converted into 14,248,395 shares of common stock.

The accompanying notes are an integral part of these financial statements

CHINA KANGTAI CACTUS BIO-TECH INC.
(PREVIOUSLY INVESTNET,INC.)
AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER31, 2005 AND 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)   Organization

China Kangtai Cactus Bio-Tech Inc. (“US China Kangtai”) was incorporated in Nevada on March16, 2000 as InvestNet,Inc. (“InvestNet” ).

China Kangtai Cactus Bio-tech Company Limited (“BVI China Kangtai”) was incorporated in the British Virgin Islands (“BVI”) on November26, 2004. Harbin Hainan Kangda Cacti Hygienical Foods Co., Ltd. (“Harbin Hainan Kangda”) a company with limited liability was incorporated in the People’s Republic of China (“PRC”) on December30, 1998.

BVI China Kangtai is an investment holding company and Harbin Hainan Kangda’s principal activities are planting and developing new types of cactus, producing and trading in cactus health foods and related products in Harbin, PRC.

During 2004, Harbin Hainan Kangda’s stockholders exchanged 100% of their ownership in Harbin Hainan Kangda for 500,000 shares of BVI China Kangtai under a reorganization plan. The transfer has been accounted for as a reorganization of entities under common control as the companies were beneficially owned by closely related stockholders and share common management.

On June3, 2005, pursuant to an Agreement for Sales of Ownership, InvestNet sold its100% owned subsidiaries, Champion Agents Limited and Interchance Limited, to a company controlled by a former director and stockholder. The sale consideration was for the purchaser to assume the liabilities of Champion Agents Limited, DSI Computer Technology Company Limited, a subsidiary of Champion Agents Limited and Interchance Limited.

On June3, 2005, pursuant to a Stock Purchase Agreement, InvestNet issued 428,571 shares to a stockholder of BVI China Kangtai for $300,000. On the same date, InvestNet exchanged 12% of BVI China Kangtai’s outstanding shares for 1,573,295 shares of common stock, $0.001 par value ( the “Common Stock”), of InvestNet pursuant to an Agreement and Plan of Reorganization it had entered into on May13, 2005 with the stockholders of BVI China Kangtai. In addition, the Agreement and Plan of Reorganization calls for InvestNet to issue a Convertible Promissory Note for $8,070,000 plus accrued interest at 5% per annum that was converted into 14,248,395 shares (post a one for seventy reverse split) of the Company’s Common Stock (the “Convertible Note”) for the remaining 88% of the outstanding shares of BVI China Kangtai on August26, 2005. After a one for seventy reverse spilt of the Company’s outstanding Common Stock took place on August25, 2005, the total number shares of the Company’s outstanding Common Stock was 2,857,230 shares, and after adding the 14,248,395 shares of Common Stock following conversion of the Convertible Note on August26, 2005, the total outstanding shares of Common Stock of the Company (now US China Kangtai) is 17,105,625 shares.

The merger of InvestNet and BVI China Kangtai has been treated for accounting purposes as a capital transaction and recapitalization by the accounting acquirer (“BVI China Kangtai”) and as a reorganization by the accounting acquiree (“InvestNet”). The financial statements have been prepared as if the reorganization had occurred retroactively.

On August25, 2005, InvestNet changed its name to China Kangtai Cactus Bio-Tech Inc.

Accordingly, the financial statements include the following:

(1) The balance sheet consists of the net assets of the acquirer at historical cost and the net assets of the acquiree at historical cost.

(2) The statement of operations includes the operations of the acquirer for the periods presented and the operations of the acquiree from the date of the merger.

US China Kangtai , BVI China Kangtai and Harbin Hainan Kangda are hereafter referred to as (the “Company”).

(B)  Principles of consolidation

The accompanying consolidated financial statements for 200 5 include the financial statements of US China Kangtai from June3, 2005 and its 100% owned subsidiar ies BVI China Kangtai and Harbin Hainan Kangda. The financial statements for 200 4 include the financial statements of BVI China Kangtai and its 100% owned subsidiary Harbin Hainan Kangda .

All significant inter-company accounts and transactions have been eliminated i n consolidation.

(C)  Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(D)  Cash and cash equivalents

For purpose of the statements of cash flow s, cash and cash equivalents include cash on hand and demand deposits with a bank with a maturity of less than three months.

(E)  Accounts receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and recorded based on managements’ assessment of the credit history with the customer and current relationships with them.

(F)  Inventories

Inventories of cactus stock include trees and palms whose cost consists of seeds and an allocation of fertilizers, direct labor and overhead costs such as depreciation, rent, freight and fuel, among others. Inventories of cactus stock are stated at the lower of cost or market value, cost being calculated on the weighted average basis.

Other raw materials are stated at the lower of cost or market value, cost being determined on a first in first out method.

Work in progress and finished goods are stated at lower of cost or market value, cost being determined on a first in first out method.

The Company provided for inventory allowances based on excess and obsolete inventories determined principally by customer demand.

(G)  Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less estimated residual value over the assets’ estimated useful lives. The estimated useful lives are as follows:

Building s	40	Years
Plant and machinery	1 2	Years
Motor vehicles	10	Years
Furniture and office equipment	8	Years

Land use rights are stated at cost, less accumulated amortization and are amortized over the term of the relevant rights of 40 and 50 years from the date of acquisition.

(H)  Long-lived assets

The Company accounts for long-lived assets under the Statements of Financial Accounting Standards Nos. 142 and 144 “Accounting for Goodwill and Other Intangible Assets” and “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS No.142 and 144”). In accordance with SFAS No.142 and 144, long-lived assets held and used by the Company are reviewed for impairment annually during the fourth quarter or more frequently if events or changes in circumstances indicate that the carrying amount of an asset maynot be recoverable. For purposes of evaluating the recoverability of long-lived assets, when undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value. The Company believes that no impairment of property and equipment and other assets exist at December31, 2005.

(I)  Fair value of financial instruments

Statement of Financial Accounting Standards No.107, “Disclosure About Fair Value of Financial Instruments,” requires certain disclosures regarding the fair value of financial instruments. Fair value of financial instruments is made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, accounts receivable (trade and related company), accounts payable (trade and related company) and accrued liabilities approximate their fair value because of the short-term nature of these instruments. The Company places its cash and cash equivalents with what it believes to be high credit quality financial institutions. The Company has a diversified customer base, most of which are in the PRC. The Company controls credit risk related to accounts receivable through credit approvals, credit limit and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

The Company’s major operation is in the PRC, which maygive rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the United

States dollars (“US$”) and the Chinese Renminbi (“RMB”). On July21, 2005, PRC let the RMB to fluctuate ending its decade-old valuation peg to the US$. The new RMB rate reflects an approximately 2% increase in value against the US$. Historically, the PRC government has benchmarked the RMB exchange ratio against the US$, thereby mitigating the associated foreign currency exchange rate fluctuation risk. The Company does not believe that its foreign currency exchange rate fluctuation risk is significant, especially if the PRC government continues to benchmark the RMB against the US$.

(J) Intangible assets

Under the Statement of Accounting Standards (“SFAS”) No.142, “Goodwill and Other Intangible Assets”, all goodwill and certain intangible assets determined to have indefinite lives will not be amortized but will be tested for impairment at least annually. Intangible assets other than goodwill will be amortized over their useful lives of 10 years and reviewed for impairment in accordance with SFAS No.144, “Accounting for Impairment or Disposal of Long-Lived Assets”.

(K) Revenue recognition

The Company recognizes revenue upon delivery of the products, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectability is deemed probable.

The local agricultural department in Harbin, PRC approved a grant to the Company to encourage the planting of cactus. The Company recognizes the grant as revenue upon receipt from the local government.

(L) Advertising costs

Advertising costs are expensed as incurred. Advertising expenses totaled $ 128,689 and $194,500 for the years ended December31, 2005 and 2004 respectively.

(M) Research and development

Research and development costs related to both present and future products are expensed as incurred. Total expenditures on research and development charged to general and administrative expenses and cost of sales for the years ended December31, 2005 and 2004 were $ 50,019 and $32,417 respectively.

(N) Income taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No.109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

(O)  Foreign currency translation

US China Kangtai, BVI China Kangtai and Harbin Hainan Kangda maintain their accounting records in their functional currencies of US$, US$ and RMB respectively.

Foreign currency transactions during the year are translated to the functional currency at the approximate rates of exchange on the dates of transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the approximate rates of exchange at that date. No-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired. Exchange gains or losses are recorded in the statement of operations.

The financial statemen ts of Harbin Hainan Kangda (whose functional currency is RMB) are translated into US$ using the closing rate method. The balance sheet items are translated into US$ using the exchange rates at the respective balance sheet dates. The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the year. All exchange differences are recorded within equity. Translation gain for the years ended December31, 2005 and 2004 were $1 3 2, 500 and $ 0 respectively.

(P)  Comprehensive income

The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to United States Dollar is reported as other comprehensive income (loss) in the statements of operations and stockholders’ equity. Cumulative translation adjustment amounts for the years ended December31, 2005 and 2004 were gains of $132,500 and $0 respectively.

(Q) Income per share

Basic income per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted income per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

(R) Segments

The Company operates in only one segment, the sale of products made from cactus plants. The Company sells to two customer groups; health foods comprising cactus liquor and juice and sale of cactus powder to pharmaceutical companies for use in medical products.

(S) Recent Accounting Pronouncements

In January2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation (“FIN”) No.46, “Consolidation of Variable Interest Entities (VIE),” (revised December2003 by FIN No.46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. For variable interests in VIEs created before January1, 2004, the Interpretation will be applied beginning on January1, 2005. For any VIEs that must be consolidated under FIN No.46R that were created before January1, 2004, the assets, liabilities and non-controlling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN No.46R first applies maybe used to measure the assets, liabilities and non-controlling interest of the VIE. The guidelines of this statement are not applicable to the Company.

I n December2004, the FASB issued SFAS No.123R “Share-Based Payment” (“SFAS123R”), a revision to SFAS No.123 “Accounting for Stock-Based Compensation” (“SFAS 123”), and superseding APB Opinion No.25 “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including obtaining employee services in share-based payment transactions. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Adoption of the provisions of SFAS 123R is effective as of the beginning of the first interim or annual reporting period that begins after June15, 2005. The guidelines of this statement are not applicable to the Company.

In November2004, the FASB issued SFAS No.151, “Inventory Costs - an amendment of ARB No.43, Chapter 4”(“SFAS 151”). This statement clarifies the criteria of “abnormal amounts” of freight, handling costs, and spoilage that are required to be expensed as current period charges rather than deferred in inventory. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for the Company July1, 2005. The Company does not expect the adoption of this statement will have any material impact on its results or financial position.

In December2004, the FASB issued SFAS no.153, Exchanges of Nonmonetary Assets an amendment of APB Opinion No.29. This statement addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b)of APB Opinion No.29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. This statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company does not expect the adoption of this statement will have any material impact on its results or financial position.

In December2004, the FASB issued SFAS No.152, Accounting for Real Estate Time-Sharing Transactions an amendment of FASB Statements No.66 and 67. This s tatement amends FASB Statement No.66 , Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This s tatement also amends FASB Statement No.67 ,

Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a)incidental operations and (b)costs incurred to sell real estate projects does not apply to real estate timesharing transactions. This s tatement is effective for financial statements for fiscal years beginning after June15, 2005. The guidelines of this statement are not applicable to the Company.

SFAS No.154 (“SFAS 154”), Accounting Changes and Error Corrections, was issued in May2005 and replaces APB Opinion No.20 and SFAS No.3 (“SFAS 3”). SFAS No.154 requires retrospective application for voluntary changes in accounting principle in most instances and is required to be applied to all accounting changes made in fiscal years beginning after December15, 2005. At such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December31, 2006. The Company is currently evaluating the impact of SFAS 154 on its consolidated financial statement.

In February2006, the FASB issued SFAS No.155, “ Accounting for Certain Hybrid Financial Instruments” (SFAS 155”), which amends SFAS No.133, “Accounting for Derivatives Instruments and Hedging Activities” (“SFAS 133”) and SFAS No.140, “ Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities ” (SFAS 140”). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

2.   ACCOUNTS RECEIVABLE

Accounts receivable at December31, 2005 and 2004 consisted of the following:
	2005	2004
Accounts receivable	$982,340	$490,395
Less: allowance for doubtful accounts	(69,177)	(60,529)
Accounts receivable, net	$913,163	$429,866

For the years ended December31, 2005 and 200 4 , provision for doubtful accounts recorded by the Company was $ 8,648 and $38,530 respectively .

3.   INVENTORIES

Inventories at December31, 2005 and 2004 consisted of the following:
	2005	2004
Cactus stock	$4,715,577	$3,345,928
Other raw materials	215,791	150,332
Work-in-progress	-	2,110
Finished goods	139,398	461,949
	5,070,766	3,960,319
Less: provision of obsolescence	(724,504)	-
	$4,346,262	$3,960,319

For the years ended December31, 2005 and 2004, provision for obsolete inventories recorded by the Company was $724,504 and $0 respectively .

4.  PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at December31:
	2005	2004
Buildings	$3,887,142	$3,887,142
Plant and machinery	1,331,854	1,331,045
Motor vehicles	211,588	211,588
Furniture and office equipment	11,974	10,995
	5,442,558	5,440,770
Less: accumulated depreciation	1,126,956	790,978
Property and equipment, net	$4,315,602	$4,649,792

Depreciation expense for the years ended December31, 200 5 and 200 4 w as $ 3 35 , 978 and $ 32 7 , 813 respectively.

5. INTANGIBLE ASSETS

Intangible assets related to registered patent rights and formulations of various cactus health and pharmaceutical products acquired by the Company from third parties; $888,889 were first acquired by the stockholders and i njected into the Company at cost as registered capital in 2002 and $241,546 were acquired from third parties in 2002.

	2005	2004
Patents	$1,130,435	$1,130,435
Less: accumulated amortization	415,942	302,899
	$714,493	$827,536

The intangible assets are amortized over ten years on a straight line basis. The amortization expense for both 2005 and 2004 was $113,043 and 113,044, respectively.

6. OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities at December31, 200 5 and 200 4 consist of the following:

	2005	2004

Other payables	$129	$12,078
Accrued liabilities	97,711	72,817
Professional fees due	68,084	197,315
	$165,924	$282,210

7.  NOTE PAYABLE

Balance at December31:

	2005	2004
Note payable to a financial institution, unsecured and due on demand.	$749,690	$730,677

Note payable is due to a PRC provincial government financial institution. The loan was made to the Company on an unsecured basis and repayable on demand. Imputed interest is charged a t 6% per annum on the amount due . Total imputed interest recorded as additional paid-in capital amounted to $ 44,981 and $0 for the years ended December31, 200 5 and 2004 respectively . The loan is provided as partof the PRC provincial government’s incentive to promote the commercial cultivation of cactus.

8. CONVERTIBLE PROMISSORY NOTE PAYABLE

The Convertible Promissory Note was exercised on August2 6 , 2005 and exchanged into 14,248,395 shares of common stock of the Company .

9.  INCOME TAX

a)  It is management’s intention to reinvest all the income attributable to the Company earned by its operations outside the US. Accordingly, no US corporate income taxes are provided for in these financial statements.

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

b) US China Kangtai was incorporated in the United States and has incurred net operating loss for income tax purposes for 2005 and 2004.

The Company has net operating loss carry forwards for income taxes amounting to approximately $365,000 as at December31, 2005 which maybe available to reduce future years’ taxable income. These carry forwards, will expire, if not utilized, commencing in 2025. Management believes that the realization of the benefits from these losses appears uncertain due to the Company’s limited operating history and continuing losses. Accordingly, a full, deferred tax asset valuation allowance has been provided and no deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded. The valuation allowance at December31, 2005 was $124,271. The net change in the valuation allowance for 2005 was an increase of $124,271.

The federal statutory tax rate reconciled to the effective tax rate during 2005 is as follows:
Tax at U.S statutory rate	$34%
State tax rate, net of federal benefits	-
Change in valuation allowance	(34%)

Effect tax rate	$-

c) BVI China Kangtai was incorporated in the BVI and is not subject to tax on income or on capital gains.

d)  Harbin Hainan Kangda was incorporated in the PRC and is subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. Harbin Hainan Kangda located its factories in a special economic region in Harbin, the PRC. This economic region allows foreign enterprises a two-year income tax exemption beginning in the first year after they become profitable, being 200 5 and 2006 and a 50% income tax reduction for the following three years, being 2007 to 2009. Harbin Hainan Kangda was approved as a wholly owned foreign enterprise in March2005. No income tax expense has been recorded for 2005 and 2004 as Harbin Hainan Kangda was exempt under the special economic region rules

10. COMMITMENTS AND CONTINGENCIES

(A) Employee benefits

The full time employees of Harbin Hainan Kangda in the PRC are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. The Company is required to accrue for those benefits based on certain percentages of the employees’ salaries and make contributions to the plans out of the amounts accrued for medical and pension benefits. The total provisions and contributions made for such employee benefits was $1,144 and $3,027 for the years ended December31, 2005 and 2004, respectively. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

(B) Operating leases commitments

The Company leases office spaces and land for growing cactus from third parties under six operating leases which expire from June11, 2006 to February28, 2051 at annual rent of $14,870, $1,106, $371, $16,109, $2,582 and $2,840 respectively.

As at December31, 200 5, the Company had outstanding commitments with respect to the above non-cancelable operating leases, which are due as follows:

2006	$37,878
2007	32,457
2008	32,457
2009	32,457
2010	12,010
Thereafter	51,562
$198,821

11. STOCK HOLDERS’ EQUITY

(A) Stock issuances

During 2005, the Company issued 428,571 shares of common stock to BVI China Kangtai or its designees for $300,000.

On May13, 2005, the Company entered into an Agreement and Plan of Reorganization with the stockholders of BVI China Kangtai to acquire 100% of BVI China Kangtai’s equity. On June3, 2005, the Company issued 1,573,295 shares of common stock in exchange for 12% of BVI China Kangtai’s issued and outstanding shares .

The Company executed the 1 for 70 reverse stock split on August25, 2005. After the reverse stock split, the total shares of US China Kangtai w ere 2,857,230 shares. O n August26, 2005, the holders of the Convertible Note converted into 14,248,395 shares of common stock .

(B)Appropriated retained earnings

The Company’s PRC subsidiary, Harbin Hainan Kangda is required to make appropriations to reserves funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital.

Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined in accordance with the PRC GAAP. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

During 200 5 and 2004, the Company’s subsidiary, Harbin Hainan Kanda appropriated $188,955 and $236,708 respectively to the statutory reserve funds based on its net income under PRC GAAP.

12.RELATED PARTY TRANSACTIONS

During 2005, the Company sold cactus totaling $204,461 to a related company.

As of December31, 2004, the Company was owed $845,411 by a related company for unsecured and interest-free advances. These advances were repaid in 2005.

In December2005, the Company placed a deposit of $525,675 to a related company for the purchase of cactus plants.

The Company owed $66,400 to stockholders as of December31, 2004 as short-term, unsecured and interest-free loans which were fully repaid in 2005.

13.CONCENTRATIONS AND RISKS

During 200 5 and 200 4 , 100% of the Company’s assets were located in China and 100% of the Company’s revenues were derived from companies located in China.

14.SUBSEQUENT EVENT

The order for cactus plants from a related company was cancelled in March2006 and the deposit paid of $525,675 was refunded to the Company on March29, 2006.

Until _______________ 2006, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Articles of Incorporation of the company.

2.	Bylaws of the company.

3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$320.98
Printing Expenses	$304.02
Blue Sky Fees/Expenses	$0.00
Accounting Fees	$8,875.00
Legal Fees/ Expenses	$20,000.00
Transfer Agent Fees	$500.00
TOTAL	$30,000.00

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

On December 15, 2003, the InvestNet authorized the issuance of 22,312,500 shares of restricted common stock to the shareholders of Advance Tech (Asia) Limited comprised of 13 individuals and entities pursuant to the terms of a stock exchange agreement related to the acquisition of Advance Tech (Asia) Limited relying on exemptions provided by Regulation S and Section 4(2) of the Securities Act of 1933 as amended. The acquisition included the issuance of 19,701,442 shares to InvestNet common stock to AGrade Ltd. Mr. Terence Ho, InvestNet’s chairman of the board of directors and chief financial officer is the sole shareholder of AGrade Ltd.

On April 26, 2005, 13,000,000 common stock of the Company were issued for partial settlement of the balance due to a director amounting to $233,212. We issued the foregoing restricted shares of common stock pursuant to Regulation S of the Securities Act of 1933. Each transaction was closed outside the United States of America and each person who purchased securities was a non-US person.

During 2005, the Company issued 428,571 shares of common stock to BVI China Kangtai or its designees for $300,000. We issued the foregoing restricted shares of common stock pursuant to Regulation S of the Securities Act of 1933. Each transaction was closed outside the United States of America and each person who purchased securities was a non-US person.

On May 13, 2005, the Company entered into an Agreement and Plan of Reorganization with the stockholders of BVI China Kangtai to acquire 100% of BVI China Kangtai’s equity. On June 3, 2005, the Company issued 1,573,295 shares of common stock in exchange for 12% of BVI China Kangtai’s issued and outstanding shares. We issued the foregoing restricted shares of common stock pursuant to Regulation S of the Securities Act of 1933. Each transaction was closed outside the United States of America and each person who purchased securities was a non-US person.

On August 26, 2005, the holders of the Convertible Note converted into 14,248,395 shares of common stock. We issued the foregoing restricted shares of common stock pursuant to Regulation S of the Securities Act of 1933. Each transaction was closed outside the United States of America and each person who purchased securities was a non-US person.

ITEM 27. EXHIBITS.

The following Exhibits are incorporated herein by reference from our Form 10-KSB for the period ended December 31, 2003:

Exhibit No.	Description of Exhibit

14	Code of Ethics.

The following are incorporated from our Form S-8 registration statement (SEC file no. 333-115986) filed with the SEC on May 28, 2004:

Exhibit No.	Description of Exhibit

10.1	2004 Stock Benefit Plan.

The following Exhibits are incorporated herein by reference from our Form 10-KSB for the period ended December 31, 2005:

Exhibit No.	Description of Exhibit

3(i)(a)	Articles of Incorporation (incorporated by reference from Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on October 18, 2000).

3(i)(b)	Amended Articles of Incorporation (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on November 3, 2003)
3(i)(c)	Amended Articles of Incorporation, filed herewith.
3(ii)	Bylaws (incorporated by reference from Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on October 18, 2000).
10.1	Processing Agreement, dated March 10, 2004, between the Company and Shandong Tsingtao Beer Inc. Acheng Branch, filed herewith.
10.2	Processing Agreement, dated March 10, 2004, between the Company and Harbin Ice Lantern Noodle Factory, filed herewith.
10.3	Processing Agreement, dated March 10, 2004, between the Company and Harbin Diwang Pharmacy Co. Ltd, filed herewith.
10.4	Processing Agreement, dated March 10, 2004, between the Company and Harbin Bin County HuaLan Dairy Factory, filed herewith.
21	List of Subsidiaries, filed herewith.

The following exhibits are incorporated by reference from our Form 10-QSB for the period ending March 31, 2006:

Exhibit No.	Description of Exhibit

3(i)a	Articles of Incorporation (incorporated by reference from Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on October 18, 2000).
3(i)b	Amended Articles of Incorporation (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on November 3, 2003).
3(i)c	Amended and Restated Articles of Incorporation (incorporated by reference to the Form 10QSB filed with the Securities and Exchange Commission on November 3, 2003).
3(ii)	Bylaws (incorporated by reference from Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on October 18, 2000).
10.1	Contract of Termination of Lease, dated January 10, 2006, by and between the Company and the Lijia Village, Tongling Town Jixi City.
10.2	Contract of Termination of Lease, dated January 18, 2006, by and between the Company and Lindian Cactus Farming Base.
10.3	Contract of Termination of Lease, dated January 9, 2006, by and between the Company and the Qiqihar Angangxi Green Park.
10.4	Contract of Termination of Lease, dated January 13, 2006, by and between the Company and the Beian Huashengnongfeng Planting Base.
10.5	Contract of Termination of Lease, dated January 6, 2006, by and between the Company and the Hongqi Jinxing Planting Base.
10.6	Contract of Termination of Lease, dated January 17, 2006, by and between the Company and the Hailin Luming Planting Base.
10.7	Contract of Termination of Lease, dated January 5, 2006, by and between the Company and the Dalian River Planting Base.
10.8	Contract of Termination of Lease, dated January 23, 2006, by and between the Company and the Wanbao Planting Base.
10.9	Transfer Agreement for Greenhouse, dated January 13, 2006, by and between the Company and the Lijia Village, Tongling Town Jixi City.
10.10	Transfer Agreement for Greenhouse, dated January 18, 2006, by and between the Company and the Lindian Cactus Farming Base.

10.11	Transfer Agreement for Greenhouse, dated January 9, 2006, by and between the Company and the Qiqihar Angangxi Green Park.
10.12	Transfer Agreement for Greenhouse, dated January 11, 2006, by and between the Company and the Beian Huashengnongfeng Planting Base.
10.13	Transfer Agreement for Greenhouse, dated January 6, 2006, by and between the Company and the Hongqi Jinxing Planting Base.
10.14	Transfer Agreement for Greenhouse, dated January 17, 2006, by and between the Company and the Hailin Luming Planting Base.
10.15	Transfer Agreement for Greenhouse, dated January 5, 2006, by and between the Company and the Dalian River Planting Base.
10.16	Transfer Agreement for Greenhouse, dated January 23, 2006, by and between the Company and the Wanbao Planting Base.
10.17	Transfer Agreement for Greenhouse, dated January 24, 2006, by and between the Company and the Daqing Ranghulu Hi-tech Zone.
31.1	Certifications pursuant to Rule 13a-14(a) or 15d-14(a) under the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certifications pursuant to Rule 13a-14(a) or 15d-14(a) under the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certifications pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certifications pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

The following are incorporated from our Form S-8 registration statement (SEC file no. 333-135215) filed with the SEC on June 22, 2006:

Exhibit No.	Document Description

10.1	Advisory Agreement

The following are incorporated from our Form 8-K registration statement filed with the SEC on October 26, 2006:

Exhibit No.	Document Description

16.1	Letter from Jimmy C.H. Cheung & Co.

The following exhibits are filed with this Form SB-2 registration statement:

Exhibit No.	Document Description

4.1	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Attorney at Law
23.1	Consent of Jimmy C.H. Cheung & Co., Certified Public Accountants
23.2	Consent of Conrad C. Lysiak

ITEM 28.	UNDERTAKINGS.

We hereby undertake:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

	iii.	To include any additional or changed material information on the plan of distribution.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.	For determining any liability under the Securities Act of 1933:

	i.	we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

	ii.	we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

	iii.	we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harbin, China, on this 13th day of December, 2006.

CHINA KANGTAI CACTUS BIO-TECH INC.

BY:  JINJIANG WANG
        Jinjiang Wang
        President and Principal Executive Officer

BY:  HONG BU
        Hong Bu
        Principal Financial Officer and Principal Accounting
        Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints, Jinjiang Wang, as true and lawful attorney-in-fact and agent, with full power of substitution, for her and in her name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

JINJIANG WANG	president, principal executive officer, and a	December 13, 2006
Jinjiang Wang	member of the board of directors

HONG BU	principal financial officer, principal accounting	December 13, 2006
Hong Bu	officer and a member of the board of directors

CHENGZHI WANG	general manager and a member of the board of	December 13, 2006
Chengzhi Wang	directors

JIPING WANG	a member of the board of directors	December 13, 2006
Jiping Wang

SONG YANG	a member of the board of directors	December 13, 2006
Song Yang